Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COLT DEFENSE LLC,

NEW COLT ACQUISITION CORP.,

NEW COLT HOLDING CORP.

AND

DONALD E. ZILKHA AND EDWARD L. KOCH III, AS STOCKHOLDER REPRESENTATIVES

July 12, 2013

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Form of Merger Consideration Schedule

Exhibit B	Form of Letter of Transmittal

Exhibit C	Form of Closing Consideration Schedule

Exhibit D	Form of Company Stockholder Written Consent

Exhibit E	Form of FIRPTA Certificate

Exhibit F	Form of FIRPTA Notice

Exhibit G Exhibit H Exhibit I Exhibit J Exhibit K	Form of Escrow Agreement Form of Litigation Management Agreement Form of Colt Archive Agreements Form of Redemption Notice Form of Stockholder Agreement Termination Letter

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	55
Actions	36
Actual Adjustment	55
Adjacent Area	63
Affiliate	56
Aggregate Warrant Exercise Price	56
Agreement	1
Alpert Case	43
Arbitrator	5
Assumed Indebtedness	56
Audit	56
Audited Financial Statements	56
BofA Lease	60
BofA Rollover Letter	56
Business Day	56
Cash and Cash Equivalents	56
Certificate of Merger	2
Change in Control Agreements	43
Chen Case	43
Claim	31
Closing	2
Closing Balance Sheet	5
Closing Consideration Schedule	8
Closing Date	2
Closing Indebtedness	56
Closing Statement	5
CMC	9
Code	56
Colt Archive Option Agreement	10
Colt Archive Services Agreement	10
Commercial Tax Agreement	56
Company	1
Company Authorizations	15
Company Board	1
Company Bylaws	3
Company Capital Stock	57
Company Certificate	7
Company Certificate of Incorporation	2
Company Common Stock	12
Company Disclosure Schedule	12
Company Holder	57
Company Indemnified Person	44
Company Indemnified Persons	44
Company Material Adverse Effect	57
Company Preferred Stock	12
Company Stockholder	57

v

Company Stockholder Approval	21
Company Subsidiary	57
Company Transaction Expenses	57
Company Warrant	58
Company-Owned Intellectual Property	57
Confidentiality Agreement	29
Contract	58
Current Representation	67
D&O Insurance	32
Damages	43
De Minimis Amount	44
Deductible	44
Definitive Financing Agreements	24
Delaware Law	1
Designated Person	67
Disputed Amounts	5
Dissenting Shares	4
Effective Time	2
Employee Litigation Escrow Amount	58
Employee Litigation Escrow Fund	41
Employee Plans	19
End Date	39
Environmental Law	58
ERISA	58
Escrow Agent	41
Escrow Agreement	37
Escrow Funds	41
Escrow Period	45
Escrow Release Date	45
Estimated Merger Consideration	4
Estimated Merger Consideration Schedule	4
Excess Employee Payments	43
Financial Statements	58
Financing	24
Financing Condition Termination	40
FIRPTA Certificate	31
FIRPTA Notice	31
Fully Diluted Share Number	58
GAAP	14
GE Lease	60
General Escrow Amount	58
General Escrow Fund	41
Governmental Entity	14
Guarantee	58
Hazardous Materials	58
Income Tax Returns	59
Income Taxes	59
Indebtedness	59
Indemnified Parties	31
Indemnified Person	46
Indemnifying Person	46

Individual Aggregate Warrant Exercise Price	59
Individual Estimated Merger Consideration	59
Individual Fully Diluted Share Number	59
Information Statement	31
Intellectual Property	59
IRS	59
Joinder Agreement	65
Keys Additional Employee Litigation Escrow Amount	60
Keys Additional Employee Litigation Escrow Fund	42
Keys Apartment Lease	60
Keys Auto Lease	60
Keys Benefits Letter	60
Keys Lease Termination Payment	11
Keys Leases	60
Keys Shares	60
Knowledge	60
Lease	16
Leased Real Property	16
Legal Requirement	60
Lenders	24
Letter of Transmittal	7
Lien	60
Litigation Management Agreement	9
Master Leases	60
Material Contract	20
Merger	1
Merger Consideration	61
Merger Sub	1
Net Cash Adjustment	61
Net Debt Adjustment	61
Net Working Capital	61
Net Working Capital Adjustment	61
New Park Avenue Property	22
Non-Income Tax Returns	61
Notice of Objection	5
Officer’s Certificate	46
Parent	1
Parent Indemnified Person	43
Parent Indemnified Persons	43
Parent True-Up Amount	61
Paying Agent	7
Per Share Employee Litigation Escrow Amount	61
Per Share Estimated Merger Consideration	62
Per Share General Escrow Amount	62
Per Share Keys Additional Employee Litigation Escrow Amount	62
Per Share Purchase Price Escrow Amount	62
Per Share Stockholder Representative Expense Amount	62
Permits	62
Person	62
Post-Closing Representation	67
Post-Closing Tax Period	62

Potential Contributor	52
Pre-Closing Tax Period	62
Proportionate Share	62
Proposed Merger Consideration	5
Purchase Price Escrow Amount	63
Purchase Price Escrow Fund	41
Registered Intellectual Property	16
Related Person	40
Release	63
Remediation	63
Schedules	66
Seller True-Up Amount	63
Series B Preferred Stock	12
Solvent	63
Specified Closing Date Taxes	19
Specified Employee Costs	63
Stockholder Representative Escrow Account	42
Stockholder Representative Escrow Fund	42
Stockholder Representative Expense Amount	63
Stockholder Representatives	1
Straddle Period	63
Straddle Period Tax Return	33
Subsidiary	63
Surviving Corporation	1
Surviving Corporation’s Proposed Calculations	5
Takeover Statute	21
Target Net Working Capital	64
Tax	64
Tax Authority	64
Tax Return	64
Termination Fee	40
Third Party Claim	46
Transfer Taxes	35
Treasury Regulations	64
Voting Debt	13
Warrant Tax Benefit	64
Written Consent	31

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 12, 2013, by and among Colt Defense LLC, a Delaware limited liability company (“Parent”), New Colt Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), New Colt Holding Corp., a Delaware corporation (the “Company”), and Donald E. Zilkha and Edward L. Koch III, as the Stockholder Representatives (the “Stockholder Representatives”).

RECITALS

WHEREAS, the board of directors of Parent has approved, and deems it advisable and in the best interests of its stockholders to consummate, the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”), having determined that it is advisable and in the best interests of its stockholders to consummate the Merger and the other transactions contemplated hereby, has approved the transactions contemplated hereby and has resolved to recommend to its stockholders the adoption of this Agreement and approval of the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately following the execution and delivery of this Agreement, the Company Board and the board of directors of Merger Sub shall present this Agreement to the respective stockholders of the Company and Merger Sub for their adoption hereof and approval of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company, and the sole stockholder of Merger Sub, have approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the provisions of the Delaware General Corporation Law (“Delaware Law”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

Section 1.2 Closing.

The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., New York time, on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the fifth (5th) Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VI of this Agreement (other than the conditions which can be satisfied only at the Closing) at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, or at such other time, date or place as agreed to in writing by the parties hereto.  All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action.  If the Closing does not occur, any delivery made or other action taken at the Closing shall be deemed not to have occurred and be without force or effect.

Section 1.3 Effective Time.

Upon the terms and subject to the conditions set forth in ARTICLE VI of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”).  The parties hereto shall make all other filings, recordings or publications required by all applicable Legal Requirements in connection with the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law or at such later time on the Closing Date as shall be agreed upon in writing by the parties and specified in the Certificate of Merger (the “Effective Time”).  In the event that following the filing of the Certificate of Merger, the Paying Agent does not receive the full amount Parent is required to deliver pursuant to Section 1.10(b) or the Escrow Agent does not receive all the amounts Parent is required to deposit or cause to be deposited pursuant to Section 8.1, in each case by 4:30 p.m. New York time on the Closing Date, the Closing and the Effective Time shall be deemed to not have occurred for all purposes under this Agreement and the parties hereto will take all actions necessary (including the revocation of the Certificate of Merger) to restore the parties hereto (including the Company Holders) to the status quo ex ante as if the Closing had not occurred.

Section 1.4 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws.

At the Effective Time, the Second Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Company Certificate of Incorporation; provided, however, that at the Effective Time, ARTICLE I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is: New Colt Holding Corp. (the “Corporation”).”  At the Effective Time, the Amended and Restated By-laws of the Company (the “Company Bylaws”) shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Company Bylaws.

Section 1.6 Directors and Officers.

Unless otherwise determined by Parent prior to the Effective Time pursuant to Section 4.5, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.  Unless otherwise determined by Parent prior to the Effective Time pursuant to Section 4.5, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

Section 1.7 Effect on Capital Stock.

(a) Conversion of Company Common Stock.

(i) Company Common Stock.  At the Effective Time, except as provided in Sections 1.7(d) and 1.7(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall automatically be converted into the right to receive (A) the Per Share Estimated Merger Consideration, minus the Per Share Purchase Price Escrow Amount, minus the Per Share General Escrow Amount, minus the Per Share Employee Litigation Escrow Amount (and minus, in the case of the Keys Shares, an additional amount equal to the Per Share Keys Additional Employee Litigation Escrow Amount), minus the Per Share Stockholder Representative Expense Amount, (B) the portion of the amount of the Actual Adjustment in respect of such share of Company Common Stock, if and when required to be paid to the Company Holders pursuant to Section 1.8(e)(i) and (C) any amounts required to be paid with respect to such share to the former holder thereof in accordance with the terms of Section 8.4 and the Escrow Agreement, if, as and when such payments are required to be made, in each case subject to any withholding or indemnification contemplated in this Agreement.

(ii) Calculation.  The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder as of immediately before the Effective Time shall be rounded up to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time.

(b) Redemption of Series B Preferred Stock.  At the Effective Time and immediately after the conversion of Company Common Stock pursuant to Section 1.7(a)(i), each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be redeemed and cancelled pursuant to Section 3(c)(i) of the Company Certificate of Incorporation for a redemption price of $1.00 which shall be paid by delivering a Company check in such amount to the address of the record holder of such share by overnight courier promptly following the Closing.

(c) Capital Stock of Merger Sub.  As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall automatically be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(d) Dissenters’ Rights.  “Dissenting Share” means any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Section 262 of Delaware Law.  Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted as provided in Section 1.7(a)(i), but the holder thereof shall be entitled only to such rights as are granted by Delaware Law.  Notwithstanding the foregoing, if any holder of shares of Company Common Stock who demands appraisal of such holder’s shares of Company Common Stock under Delaware Law effectively withdraws or loses (through failure to perfect or otherwise) such holder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s shares of Company Common Stock shall automatically be converted into the right to receive the amounts provided for in Section 1.7(a) upon surrender of the Company Certificates representing such Company Common Stock pursuant to Section 1.10(c).  The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served on the Company relating to such demands pursuant to Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law.  Except with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle, or offer to settle, any such demands.

(e) Cancellation of Certain Company Capital Stock.  Notwithstanding anything herein to the contrary, at the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, and all shares of Company Capital Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof pursuant to Section 1.7(a) and shall not be taken into account for purposes of determining the Fully Diluted Share Number or any amounts payable to the Company Holders hereunder.

Section 1.8 Merger Consideration.

(a) Estimated Merger Consideration.  No later than 10:00 a.m. (New York time) on the last Business Day prior to the proposed Closing Date, the Company shall deliver to Parent a schedule, together with reasonable supporting documentation (the “Estimated Merger Consideration Schedule”) setting forth a good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”) based on good faith estimates by the Company of the following amounts, which shall also be set forth in the Estimated Merger Consideration Schedule: (i) the Net Debt Adjustment, (ii) the Net Working Capital Adjustment, (iii) the Net Cash Adjustment and (iv) the amount of Company Transaction Expenses, in the form attached hereto as Exhibit A.  The Estimated Merger Consideration Schedule shall be accompanied by a certificate signed by an officer of the Company certifying that the information set forth in the Estimated Merger Consideration Schedule was calculated in good faith in accordance with this Agreement.

(b) Promptly after the Closing Date, and in any event not later than ninety (90) days following the Closing Date, the Surviving Corporation shall prepare and deliver to the Stockholder Representatives (i) an unaudited consolidated balance sheet of the Company as of 11:59 p.m. on July 2, 2013 (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth the Surviving Corporation’s good faith calculation of the Merger Consideration (the “Proposed Merger Consideration”) based on its good faith calculations of the following amounts, which shall also be set forth on the Closing Statement: (i) the Net Debt Adjustment, (ii) the Net Working Capital Adjustment, (iii) the Net Cash Adjustment and (iv) the amount of Company Transaction Expenses (such calculations collectively, the “Surviving Corporation’s Proposed Calculations”) in the form attached hereto as Exhibit A.  The Surviving Corporation’s Proposed Calculations shall be made in accordance with GAAP applied on a basis consistent with the Financial Statements and Exhibit A.  Upon delivery of the Closing Balance Sheet and the Closing Statement by the Surviving Corporation, the Surviving Corporation shall provide the Stockholder Representatives and their representatives with full access to the Surviving Corporation’s auditors and accounting and other personnel and to the books and records of the Surviving Corporation, Merger Sub and the Company, as the case may be, and any other document or information reasonably requested by the Stockholder Representatives (including the workpapers of the Surviving Corporation’s auditors), in order to allow the Stockholder Representatives and their representatives to verify the accuracy of determination by the Surviving Corporation of the Surviving Corporation’s Proposed Calculations.

(c) If the Stockholder Representatives do not object to the Closing Balance Sheet or the Surviving Corporation’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to the Surviving Corporation within thirty (30) days after the Stockholder Representatives’ receipt of the Closing Balance Sheet and the Closing Statement, the Proposed Merger Consideration shall be deemed the final Merger Consideration for purposes of determining the Actual Adjustment.  A Notice of Objection shall set forth in reasonable detail the Stockholder Representatives’ alternative calculation of the Merger Consideration based on its alternative calculations of the following amounts, which shall also be set forth on the Notice of Objection: (i) the Net Debt Adjustment, (ii) the Net Working Capital Adjustment, (iii) the Net Cash Adjustment and/or (iv) the amount of Company Transaction Expenses.

(d) If the Stockholder Representatives deliver a Notice of Objection to the Surviving Corporation within the thirty (30) day period referred to in Section 1.8(c), then any of the Surviving Corporation’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:

(i) the Stockholder Representatives and the Surviving Corporation shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection.  In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Parent and the Stockholder Representatives) after the date of receipt by the Surviving Corporation from the Stockholder Representatives of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to McGladrey LLP, or another nationally recognized accounting firm mutually agreeable to the parties (the “Arbitrator”);

(ii) the Stockholder Representatives and the Surviving Corporation shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 1.8(d) along with a statement of reasons therefor and to deliver a copy to each of Parent and the Stockholder Representatives of such decision which shall include as a separate line item a determination of the aggregate difference between the Estimated Merger Consideration and the final Merger Consideration within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator.  The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover;

(iii) in the event the Stockholder Representatives and the Surviving Corporation submit any Disputed Amounts to the Arbitrator for resolution, the out-of-pocket cost of any arbitration (including fees and expenses of the Arbitrator and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.8(d) shall be borne by Parent and the Stockholder Representatives in inverse proportion as they may prevail on matters resolved by the Arbitrator, which proportionate allocations shall also be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the merits of the matters submitted; and

(iv) the Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Agreement, only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the provisions of this Agreement.  The parties hereto shall cause the Arbitrator’s determination of any Disputed Amount to be no (x) less than the lesser of the amount claimed by either the Stockholder Representatives or the Surviving Corporation or (y) greater than the greater of the amount claimed by either the Stockholder Representatives or the Surviving Corporation.

(e) Adjustment to Estimated Merger Consideration.

(i) If the Actual Adjustment is a positive amount, the Surviving Corporation shall deposit with the Paying Agent an amount equal to such positive amount, net of applicable withholding taxes, if any, by wire transfer or delivery of immediately available funds, in each case, within five (5) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.8, and shall instruct the Paying Agent in writing to promptly deliver to each of the Company Holders as of immediately prior to the Effective Time such Company Holder’s Proportionate Share of the amount of the Actual Adjustment.

(ii) If the Actual Adjustment is a negative amount, then within five (5) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.8, Parent and the Stockholder Representatives shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver an amount equal to the absolute value of such negative amount from the Purchase Price Escrow Fund (and, only to the extent such absolute value is larger than the amount remaining in the Purchase Price Escrow Fund, from the General Escrow Fund) to Parent, it being understood and agreed that the Purchase Price Escrow Fund and the General Escrow Fund shall be the sole and exclusive source of recovery for the amount of any such Actual Adjustment.

(f) For all purposes of this Agreement, no default or event that with notice, lapse of time or both would constitute a default, shall be deemed to have occurred under the BofA Lease in connection with the execution and delivery of this Agreement, the performance by the parties of their obligations hereunder, or the consummation of the Merger and the other transactions contemplated hereby.  Without limiting the generality of the foregoing, the Merger Consideration (and all components thereof and any adjustments thereto) shall be calculated giving effect to the immediately preceding sentence.

Section 1.9 Company Warrants.

(a) Treatment of Company Warrants.  At the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, by virtue of the Merger, and without any action on the part of the holder thereof, shall be cancelled and shall automatically be converted into the right to receive, for each share of Company Common Stock subject to such Company Warrant, (i) an amount in cash equal to the excess, if any, of (A) the Per Share Estimated Merger Consideration, minus the Per Share Purchase Price Escrow Amount, minus the Per Share General Escrow Amount, minus the Per Share Employee Litigation Escrow Amount (and minus, in the case of the Keys Shares, an additional amount equal to the Per Share Keys Additional Employee Litigation Escrow Amount), minus the Per Share Stockholder Representative Expense Amount, over (B) the per share exercise price for such Company Warrant, (ii) the portion of the amount of the Actual Adjustment in respect of such share, if any, when required to be paid to the Company Holders pursuant to Section 1.8(e)(i) and (iii) any amounts required to be paid with respect to such share to the former holder of such Company Warrant in accordance with the terms of Section 8.4 and the Escrow Agreement, if, as and when such payments are required to be made, in each case subject to any withholding or indemnification contemplated in this Agreement.

(b) No Further Rights.  As of the Effective Time, each holder of any Company Warrants shall cease to have any rights with respect thereto (including any rights to acquire any equity securities of the Company, the Surviving Corporation or any Company Subsidiaries), except as otherwise provided in Section 1.9(a) above, as applicable.  Prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 1.9.

Section 1.10 Surrender of Certificates and Warrants and Payment

.

(a) Paying Agent.  Cadence Bank, N.A. (or its successor in interest or other institution selected jointly by Parent and the Stockholder Representatives) shall act as paying agent (the “Paying Agent”) in the Merger.

(b) Parent to Provide Cash.  At Closing, Parent shall deliver to the Paying Agent for exchange and payment in accordance with this ARTICLE I, by wire transfer of immediately available funds, the aggregate amount of cash payable to Company Holders in respect of shares of Company Common Stock pursuant to Section 1.7(a)(i)(A) and in respect of Company Warrants pursuant to Section 1.9(a)(i).

(c) Exchange Procedures.  At the Effective Time, the Surviving Corporation shall cause a letter of transmittal (the “Letter of Transmittal”) in the form of Exhibit B to be delivered to each holder of record of (1) a certificate or certificates representing Company Common Stock (each such certificate, a “Company Certificate”) or (2) a Company Warrant.  After the Effective Time and upon (x) surrender of all Company Certificates and Company Warrants held by a Company Holder for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and (y) delivery of a properly completed and executed IRS Form W-9 or IRS Form W-8 (as applicable) for each holder of Company Capital Stock and each holder of Company Warrant, certifying that such Person is exempt from U.S. federal backup withholding, the Company Certificates and/or Company Warrants so surrendered shall forthwith be cancelled and, subject to Section 1.15, the holder of such Company Certificates and/or Company

Warrants shall be entitled to receive in exchange therefor payment of (i) cash in the amounts provided for in Section 1.7(a)(i)(A) in respect of any Company Certificates so surrendered and Section 1.9(a)(i) in respect of any Company Warrants so surrendered upon such surrender and cancellation and (ii) cash in the amounts and at such times provided for in Sections 1.7(a)(i)(B) and 1.7(a)(i)(C) in respect of any Company Certificates so surrendered and Sections 1.9(a)(ii) and 1.9(a)(iii) in respect of any Company Warrants so surrendered.  Until so surrendered, each outstanding Company Certificate or Company Warrant that, prior to the Effective Time, represented Company Common Stock or Company Warrant will be deemed from and after the Effective Time, for all purposes, to evidence solely the right to receive the applicable portion of the amounts provided for in Section 1.7(a) and Section 1.9(a), respectively.

(d) Closing Consideration Schedule.  No later than 10:00 a.m. (New York time) on the last Business Day prior to the Closing Date, the Company shall deliver to Parent a schedule in the form attached hereto as Exhibit C (the “Closing Consideration Schedule”) showing for each Company Holder, as of the Closing Date and based on the Estimated Merger Consideration Schedule: (A) the number and class of shares of Company Capital Stock held, (B) the number and class of shares of Company Common Stock subject to each Company Warrant held, and, if applicable, the exercise price per share of such Company Warrant, (C) a calculation of the amount payable to such Company Holder pursuant to Section 1.7(a)(i)(A) in respect of shares of Company Common Stock and pursuant to Section 1.9(a)(i) in respect of Company Warrants, (D) such Company Holder’s Proportionate Share of the Purchase Price Escrow Amount, (E) such Company Holder’s Proportionate Share of the General Escrow Amount, (F) such Company Holder’s Proportionate Share of the Employee Litigation Escrow Amount (and, if applicable, of the Keys Additional Employee Litigation Escrow Amount) and (G) such Company Holder’s Proportionate Share of the Stockholder Representative Expense Amount.  The Closing Consideration Schedule shall be accompanied by a certificate signed by an officer of the Company certifying that the information set forth in such Closing Consideration Schedule was calculated in good faith in accordance with this Agreement.

(e) Transfers of Ownership.  If any Merger Consideration is to be distributed to a Person other than the Person to whom the Company Certificate or Company Warrant surrendered in exchange therefor is registered, it will be a condition of the distribution of Merger Consideration thereto that the Company Certificate or Company Warrant so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of payment in cash to any Person other than the registered holder of the Company Certificate or Company Warrant surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability.  Notwithstanding anything to the contrary in this Section 1.10, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.

(g) Return of Merger Consideration.  Any Merger Consideration made available to the Paying Agent and not exchanged for Company Certificates or Company Warrants in accordance with this Section 1.10 within six (6) months after the Effective Time shall be redelivered or repaid by the Paying Agent to Parent, after which time any holder of Company Certificates or Company Warrants who has not theretofore delivered or surrendered such Company Certificates or Company Warrants to the Paying Agent, subject to applicable Legal Requirements, shall look as a general creditor only to Parent for payment of the applicable portion of the Merger Consideration.  If any Company Certificates or Company Warrants are not surrendered prior to the earlier of the second anniversary of the Closing Date and such time as the unclaimed Merger Consideration payable in exchange therefor would otherwise escheat to or become property of any Governmental Entity, such unclaimed Merger Consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 1.11 No Further Ownership Rights in Company Capital Stock; No Interest.

At the Effective Time, the stock and warrant transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any shares of Company Capital Stock or any Company Warrants on the records of the Company.  From and after the Effective Time, the holders of Company Certificates and Company Warrants evidencing ownership of shares of Company Capital Stock or Company Warrants outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares or Company Warrants, except as otherwise provided for herein or by applicable Legal Requirements.  If, after the Effective Time, Company Certificates or Company Warrants are presented to Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE I.  Payments due under this ARTICLE I shall be made without interest, except as otherwise expressly provided herein.

Section 1.12 Lost, Stolen or Destroyed Certificates.

In the event that any Company Certificates or Company Warrants shall have been lost, stolen or destroyed, Parent shall cause to be paid in exchange for such lost, stolen or destroyed Company Certificates or Company Warrants, upon the making of an affidavit of that fact by the holder thereof, such payment of the Merger Consideration as may be required pursuant to this ARTICLE I; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates or Company Warrants to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Company Certificates or Company Warrants alleged to have been lost, stolen or destroyed.

Section 1.13 Closing; Closing Deliverables.

(a) At the Closing:

(i) the Company shall deliver (or cause to be delivered) to Parent the following items:

(A) a reasonably current long-form good standing certificate (or equivalent document) for the Company and each Company Subsidiary issued by the Secretary of State of the State of Delaware and in each state in which the Company or such Company Subsidiary is qualified to do business as a foreign corporation;

(B) the Escrow Agreement, duly executed by the Stockholder Representatives;

(C) an agreement in the form attached hereto as Exhibit H (the “Litigation Management Agreement”), duly executed by the Company, Colt’s Manufacturing Company LLC (“CMC”) and the Stockholder Representatives;

(D) an agreement in the form attached hereto as Exhibit I-1 (the “Colt Archive Option Agreement”), duly executed by Parent, John P. Rigas (both on behalf of himself and on behalf of Colt Archive Properties LLC), and an agreement in the form attached hereto as Exhibit I-2 (the “Colt Archive Services Agreement”), duly executed by Parent and John P. Rigas on behalf of Colt Archive Properties LLC;

(E) a Stockholder Agreement Termination Letter in the form attached hereto as Exhibit K, duly executed by the Company;

(F) a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(g) have been satisfied;

(G) the FIRPTA Certificate and the FIRPTA Notice;

(H) written evidence of the resignation and/or removal of directors and officers pursuant to Section 4.5; and

(I) each document required to be delivered pursuant to Sections 1.16 and 1.18 of this Agreement.

(ii) Parent shall deliver (or cause to be delivered) to the Stockholder Representatives the following items:

(A) the Escrow Agreement, duly executed by Parent;

(B) the Litigation Management Agreement, duly executed by Parent;

(C) the Colt Archive Option Agreement, duly executed by Donald E. Zilkha (both on behalf of himself and on behalf of Colt Archive Properties LLC), and the Colt Archive Services Agreement, duly executed by CMC and Donald E. Zilkha on behalf of Colt Archive Properties LLC;

(D) a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) have been satisfied; and

(E) the Joinder Agreement, duly executed by an authorized officer of the Surviving Corporation.

Section 1.14 Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 1.15 Tax Withholding.

Each of Parent, Merger Sub, the Surviving Corporation, the Escrow Agent and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the aggregate Merger Consideration payable to any holder of Company Capital Stock or any Company Warrant hereunder or under the Escrow Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state or local or non-U.S. Tax law.  Any amounts so withheld shall be paid over to the appropriate Governmental Entity.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made.

Section 1.16 Payment of Closing Debt.

Other than with respect to the Assumed Indebtedness or as set forth on Section 1.16 of the Company Disclosure Schedule, at the Closing, the Company shall provide Parent with executed customary payoff letters in form and substance reasonably satisfactory to Parent providing for the satisfaction and discharge of all obligations in respect of the Company’s Indebtedness listed on the Estimated Merger Consideration Schedule and outstanding immediately prior to the Closing, including the termination of all related commitments, the release of all related Guarantees and Liens and filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of such Indebtedness.  At the Closing, Parent, on behalf of the Company, shall pay to the holders of such Indebtedness an amount sufficient to repay all such Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Surviving Corporation or any of its Subsidiaries with respect to any Indebtedness listed on the Estimated Merger Consideration Schedule and outstanding immediately prior to the Closing, other than the Assumed Indebtedness.

Section 1.17 Payment of Company Transaction Expenses.

At least one (1) Business Day prior to the Closing, the Company shall cause each payee of Company Transaction Expenses to submit a written invoice for the full amount of such payee’s Company Transaction Expenses.  No later than 10:00 a.m. (New York time) on the last Business Day prior to the Closing Date, the Company shall provide to Parent a complete and correct list of (i) the payees of Company Transaction Expenses, (ii) the amount of Company Transaction Expenses payable to each such payee and (iii) wire instructions for each such payee.  At the Closing, Parent, on behalf of the Company, shall pay all Company Transaction Expenses, in each case by wire transfer of immediately available funds pursuant to such applicable written instructions provided to Parent by the Company.

Section 1.18 Termination of Leases.

At or prior to the Closing, the Company shall provide Parent with written evidence that the termination of each of the Keys Leases has become effective or, in the case of the Keys Apartment Lease, will become effective not later than July 31, 2013 and that the termination payment required thereunder (the “Keys Lease Termination Payment”) has been made in full at or prior to the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedule, dated as of the date hereof, and delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub that:

Section 2.1 Organization, Standing and Power
.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and use its properties and assets and to carry on its business as now being conducted, is duly qualified to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction, except for those jurisdictions in which the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has made available to Parent a true and correct copy of the Company Certificate of Incorporation and Company Bylaws in effect as of the date hereof.

(b) Each Company Subsidiary is a corporation duly organized, validly existing and, in jurisdictions where such concept is recognized, in good standing under the laws of its jurisdiction of organization.  Section 2.1(b) of the Company Disclosure Schedule lists each entity that is a Company Subsidiary and sets forth the percentage ownership by the Company of such Company Subsidiary.  Each Company Subsidiary has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own its properties and to carry on its business as now being conducted, is duly qualified to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction, except for those jurisdictions in which the failure to be so qualified and in good standing would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.  The Company has made available to Parent a true and correct copy of the certificate of incorporation, bylaws or similar governing documents of each Company Subsidiary in effect as of the date hereof.

Section 2.2 Capitalization; Title to the Securities
.

(a) The authorized capital stock of the Company consists of (i) 200,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and (ii) 1,001 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which 1,000 shares are undesignated and 1 share is designated as “Junior Preferred Stock, Series B” (the “Series B Preferred Stock”).  As of the date hereof, (A) 41,242.15006 shares of Company Common Stock are issued and outstanding, (B) 1 share of Series B Preferred Stock is issued and outstanding, and (C) Company Warrants to purchase 100,430.70100 shares of Company Common Stock are issued and outstanding.  No shares of Company Capital Stock are issued and held in the treasury of the Company.  All shares of outstanding Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.  The rights, preferences and privileges of the Company Capital Stock are as set forth in the Company Certificate of Incorporation.  As of the Closing, the issued and outstanding Company Capital Stock and Company Warrants (including the shares subject to issuance pursuant to such outstanding Company Warrants) are set forth on the Closing Consideration Schedule.

(b) Except as disclosed in Section 2.2(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business association or entity.  All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Liens and all claims or charges of any kind, and is validly issued, fully paid and non-assessable.

(c) Except as set forth above and in Sections 2.2(e) and 2.2(f) of the Company Disclosure Schedule: (i) there are no shares of capital stock or any other securities of the Company or any Company Subsidiary authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness (including indebtedness evidenced by a note, bond, debenture or similar instrument) having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to make any payment linked to the value of the Company Capital Stock or the sale price of the Company, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire the Company Common Stock, or other capital stock of the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(d) Except as set forth in Section 2.2(d) of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.  Following the Effective Time, no Person will have any right to receive capital stock of the Surviving Corporation upon exercise, conversion or vesting of any Company Warrant, Voting Debt or any other right or convertible instrument.

(e) Section 2.2(e) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof of each holder of record of Company Capital Stock and the number and class of such securities owned by each such holder.

(f) Section 2.2(f) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all record holders of outstanding Company Warrants, including for each such Company Warrant (i) the number of shares of Company Common Stock subject to each Company Warrant, (ii) if applicable, the exercise price per share, (iii) the date of grant, and (iv) the expiration date.  Each grant of Company Warrants was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Legal Requirements.

Section 2.3 Authority; No Conflict.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, except for the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent, Merger Sub and the Stockholder Representatives, constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or the creation or imposition of any Lien on any assets, or give rise to a right of termination, cancellation or obligation or loss of any benefit under (i) assuming receipt of the Company Stockholder Approval, any provision of the Company Certificate of Incorporation or the Company Bylaws, or other equivalent charter documents of any Company Subsidiary, (ii) assuming the consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Schedule are duly obtained, any mortgage, indenture, lease contract, agreement, instrument or understanding to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets are bound or (iii) subject to the exceptions set forth in the sentence that immediately follows, any Legal Requirement applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, Liens, rights or losses which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except for (A) the filing of the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation in accordance with the requirements of Delaware Law and (B) such other actions by, notices to, filings with, permits, authorizations, consents and approvals of, any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government (a “Governmental Entity”) or any arbitral body, the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no action by, notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

Section 2.4 Financial Statements.

Set forth in Section 2.4(i) of the Company Disclosure Schedule are true, correct and complete copies of the Financial Statements.  Except as set forth in Section 2.4(ii) of the Company Disclosure Schedule, each of the Financial Statements (a) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto); and (b) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as at such dates and the consolidated results of operations, changes in stockholders’ equity and comprehensive income and cash flows of the Company and the Company Subsidiaries for such periods, subject to normal year-end adjustments and the absence of notes.

Section 2.5 Absence of Certain Changes.

Except as and to the extent set forth in the Financial Statements, in Section 2.5 of the Company Disclosure Schedule and in connection with the execution, delivery and performance of this Agreement, since December 31, 2012, the Company and the Company Subsidiaries (a) have conducted their business in the ordinary course in all material respects, (b) have not suffered any Company Material Adverse Effect, and no event has occurred that would reasonably be expected to have a Company Material Adverse Effect and (c) have not taken any action that, if taken after the date hereof and prior to the Effective Time, would constitute a breach of the covenants set forth in Section 4.1 or 4.2 in any material respect.

Section 2.6 Absence of Undisclosed Liabilities.

Except (a) as set forth in Section 2.6 of the Company Disclosure Schedule, (b) as disclosed in the Financial Statements, (c) for liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby and (d) for liabilities and obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice (and, in the case of the period from and after the date hereof, as otherwise permitted pursuant to the terms of this Agreement), neither the Company nor any Company Subsidiary has any liability or obligation of any nature, whether or not accrued, contingent or otherwise, that has had, or would be reasonably expected to have a Company Material Adverse Effect; provided that, for purposes of this Section 2.6, “past practice” shall mean the past practice of the Company and its Subsidiaries on or prior to December 31, 2012.

Section 2.7 Litigation.

Except as set forth in Section 2.7 of the Company Disclosure Schedule, there is no material private or governmental action, suit, proceeding, claim, charge or arbitration (or, to the Knowledge of the Company, any material governmental inquiry or investigation) pending before any Governmental Entity or arbitral body, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, any of their respective properties or any of their respective officers or directors (in their capacities as such).  There is no judgment, decree or order against the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective directors or officers (in their capacities as such), that would reasonably be expected to (a) prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, (b) have the effect of prohibiting or materially impairing any current business practice of the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted or (c) have a Company Material Adverse Effect.  Notwithstanding the foregoing, the representations and warranties contained in this Section 2.7 do not apply to governmental authorizations, Intellectual Property, Taxes, Employee Plans and related matters, and environmental matters, which subject matters are addressed in their entirety and exclusively in Sections 2.8, 2.11, 2.12, 2.13 and 2.20, respectively.

Section 2.8 Governmental Authorization.

The Company and each Company Subsidiary have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which either the Company or any Company Subsidiary currently operates or holds any interest in any of their respective material properties or (b) that is required for the operation of the business of the Company or any Company Subsidiary or the holding of any such interest ((a) and (b) are herein collectively called “Company Authorizations”).  The Company and each Company Subsidiary have complied in all material respects with all material Company Authorizations, and all material Company Authorizations are in full force and effect.

Section 2.9 Real Property.

(a) Section 2.9(a) of the Company Disclosure Schedule sets forth the address of each parcel of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other interest in real property held by or for the Company or the Company Subsidiaries (collectively, the “Leased Real Property”).  Except as indicated on Section 2.9(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property.  The Company has provided or made available to Parent prior to the date of this Agreement true, correct and complete copies of all leases, subleases or licenses, and all amendments, modifications or supplements thereto (each, a “Lease”), under which the Company or any Company Subsidiary leases, subleases or licenses any material Leased Real Property.

(b) The Company and each Company Subsidiary have valid leasehold interests in all Leased Real Property and all other assets and properties necessary to enable the Company and the Company Subsidiaries to conduct their business as conducted as of the date of this Agreement, except for Liens disclosed in the Financial Statements and easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as conducted as of the date of this Agreement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as indicated on Section 2.9(b) of the Company Disclosure Schedule, (i) each Lease is valid and in full force and effect and (ii) neither the Company nor any Company Subsidiary, nor to the Company’s Knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Lease.

(c) Neither the Company nor any Company Subsidiary owns any real property.

Section 2.10 Personal Property.

Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company and each Company Subsidiary have good title to all of their respective material personal properties (other than with respect to Intellectual Property, which is addressed in Section 2.11) that each owns or purports to own (tangible and intangible), including all the material personal properties reflected on the Audited Financial Statements, free and clear of all Liens (except for any Liens disclosed in the Financial Statements).  All material personal properties of the Company and each Company Subsidiary that are used in the operations of the business of the Company and each such Company Subsidiary are in good operating condition and repair, subject to normal wear and tear, are adequate for the uses to which they are being put and have been maintained and serviced in accordance with customary industry practice.

Section 2.11 Intellectual Property.

(a) Section 2.11(a)(1) of the Company Disclosure Schedule contains a true and complete list of each item of registered Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole (collectively, the “Registered Intellectual Property”), with owners and countries indicated, as applicable.  All of the Registered Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or their foreign equivalents, as applicable, and the Registered Intellectual Property is in full force and effect, except for failures to be so registered, filed or issued or failures to be in full force and effect, in each case that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  Section 2.11(a)(2) of the Company Disclosure Schedule contains a true and complete list of all material license agreements pursuant to which (i) material Intellectual Property is licensed by the Company or any Company Subsidiary to a third party, or (ii) the Company or a Company Subsidiary licenses any material Intellectual Property (other than license agreements for commercially available, off-the-shelf software programs).

(b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, the Company or the Company Subsidiaries owns or has the right to use all Intellectual Property used in the operation of the businesses of the Company and the Company Subsidiaries as presently conducted, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c) Except as set forth in Section 2.11(c) of the Company Disclosure Schedule, since December 31, 2012, (i) the operation of the businesses of the Company and the Company Subsidiaries has not infringed upon the Intellectual Property of any third party, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, and (ii) the Company has not received written notice of any claim challenging the use or ownership by the Company or the Company Subsidiaries of any Intellectual Property, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(d) The representations and warranties contained in this Section 2.11 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property.

Section 2.12 Tax Matters.  Except as set forth on Section 2.12 of the Company Disclosure Schedule:

(a) Tax Returns.  The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed all material Tax Returns that are required to be filed by it (taking into account any applicable extension of time within which to file) and each such Tax Return is complete and accurate in all material respects.

(b) Payment of Taxes.  All material Taxes of the Company and each of the Company Subsidiaries that are due and payable have been paid, other than any Taxes being contested in good faith by appropriate proceedings for which reserves have been provided that are adequate (in accordance with GAAP) in all material respects.

(c) Tax Reserves.  There will be no increase in unpaid Taxes or in the Tax reserve from December 31, 2012 through the Closing Date other than for items arising in the ordinary course of business.

(d) Other Tax Matters.

(i) All material Tax deficiencies, assessments or other claims asserted in writing against the Company or any of the Company Subsidiaries by any taxing authority have been paid or fully and finally settled.

(ii) Neither the Company nor any of the Company Subsidiaries is (A) currently the subject of any Tax audit or other examination (and no Tax audit or other examination is pending or, to the Knowledge of the Company, proposed or threatened) or (B) engaged in any administrative or judicial proceeding with any taxing authority.

(iii) Neither the Company nor any of the Company Subsidiaries (A) has entered into a written agreement or waiver extending any statute of limitations relating to any Taxes that has not since expired or (B) is presently contesting any Tax liability before any court, tribunal or administrative agency.

(iv) All material Taxes that the Company or any of the Company Subsidiaries was required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party has been duly withheld or collected, and has been timely paid over to the proper authorities to the extent due and payable.

(v) Neither the Company nor any of the Company Subsidiaries (A) has been a member of an affiliated group for U.S. federal income tax purposes or any similar group for any state, local or non-U.S. income Tax purposes, other than an affiliated or similar group of which the Company is the common parent or (B) is liable for the Taxes of any Person (other than Taxes of the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract (other than pursuant to Commercial Tax Agreements) or otherwise.

(vi) As of the Closing Date, no share of Company Capital Stock will be considered a “United States real property interest” within the meaning of Section 897(c)(2) of the Code.

(vii) No claim has been made in writing by any taxing authority in a jurisdiction in which the Company or any of the Company Subsidiaries does not pay Tax or file a Tax Return that such entity is or may be subject to Taxation by that jurisdiction.

(viii) There are no Tax liens with respect to any asset of the Company or any of the Company Subsidiaries, other than liens in respect of ad valorem property Taxes not yet due and payable.

(ix) Since December 31, 2005, neither the Company nor any of the Company Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(x) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (A) any change in method of accounting with respect to any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of state, local or non-U.S. law), (B) any agreement with a taxing authority relating to Taxes or (C) any installment sale or open transaction occurring on or prior to, or any prepaid income received prior to, the Closing (other than any prepaid income arising in the ordinary course of business), or any change of method of accounting made prior to Closing.

(xi) Neither the Company nor any of the Company Subsidiaries has ever participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(xii) There is no outstanding power of attorney with respect to any Tax matter of the Company or any of the Company Subsidiaries other than any power of attorney arising in the ordinary course in favor of Deloitte LLP.

(xiii) The Company and the Company Subsidiaries have made available to Parent true and complete copies of (i) all applicable income and franchise Tax Returns filed by the Company or any of the Company Subsidiaries, for the last three (3) taxable years ended prior to the date hereof (except for those Tax Returns that have not yet been filed) and (ii) any audit correspondence issued by the IRS or any other taxing authority with respect to any Taxable year of the Company or any Company Subsidiary that remains open.

For the avoidance of doubt, notwithstanding anything to the contrary in this Section 2.12 or ARTICLE VIII, (i) no representation or warranty in this Section 2.12 other than those in Section 2.12(d)(x) shall apply to, or give rise to any indemnification claim under, this Agreement for any Damages in respect of or any Taxes attributable to any Post-Closing Tax Period and (ii) no Company Holder shall have any liability for any Taxes resulting from any action taken by Parent, the Surviving Corporation or any of their respective Affiliates after the Closing and on the Closing Date (or as of the Closing Date) that is not in the ordinary course of business of the Company or the Company Subsidiaries (including any election pursuant to Section 338(g) of the Code or any similar provision of state, local or non-U.S. law) (“Specified Closing Date Taxes”).

Section 2.13 Employee Benefit Plans.

(a) Section 2.13(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, and each material employment, severance, change in control or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Company Subsidiary and covers any employee or former employee of the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any material liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto and written interpretations thereof have been made available to Parent, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans”.

(b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company to material severance pay or accelerate the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

(c) Except as set forth in Section 2.13(c) of the Company Disclosure Schedule or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary are in compliance with all applicable laws relating to employment and employment practices, including those relating to terms and conditions of employment, wages and hours, unemployment compensation and employee classification.

(d) The Company has made available to Parent a list of all current employees of the Company and the Company Subsidiaries as of the date hereof, including their titles, work location, employer, whether active or on leave, annual salary or wage rate, bonus commitments and date of hire.

(e) The representations and warranties in this Section 2.13 are the sole and exclusive representations and warranties of the Company concerning Employee Plans and related matters and labor matters.

Section 2.14 Compliance With Laws.

Since January 1, 2011, (a) the Company and each Company Subsidiary have complied in all material respects with all federal, state, local or foreign statutes, laws, regulations or other Legal Requirements that affect the business, properties or assets of the Company and/or any Company Subsidiary and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company’s Knowledge, has been filed, commenced or threatened against the Company or any Company Subsidiary, alleging any violation of any of the foregoing that would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and (b) neither the Company nor any Company Subsidiary has at any time received any notice or direction from any Governmental Entity challenging or questioning the legal right of the Company or any Company Subsidiary to design, market, offer or sell any of its material products or services or the use of its assets in the present manner or style thereof, except for such notices or directions that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.  Notwithstanding the foregoing, the representations and warranties contained in this Section 2.14 do not apply to governmental authorizations, Intellectual Property, Taxes, Employee Plans and related matters, and environmental matters, which subject matters are addressed in their entirety and exclusively in Sections 2.8, 2.11, 2.12, 2.13 and 2.20, respectively.

Section 2.15 Material Contracts.

Section 2.15 of the Company Disclosure Schedule contains a list of the following Contracts in effect on the date hereof or that has been duly executed and delivered and will become effective on or after the date hereof (each, a “Material Contract”) to which the Company or a Company Subsidiary is party or bound: (a) Contracts that involve annual expenditures or receipts by the Company of more than $25,000, (b) Contracts that materially restrain, limit or impede the Company’s or the Company Subsidiaries’ ability to compete with or conduct any business or line of business, (c) Contracts with (i) any Company Holder, (ii) any other Affiliate of the Company or any Company Subsidiary or (iii) any current employee, officer, manager or director of the Company, any Company Subsidiary or any Affiliate of the Company, (d) Contracts which provide for “exclusivity” or any similar requirement in favor of any Person other than the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary is restricted in any material respect in the distribution, licensing, marketing, purchasing, development or provision of their respective products or services in any jurisdiction, (e) Contracts containing any “non-solicitation”, “no hire” or similar provision that materially restrict the Company or any Company Subsidiary, (f) Contracts granting the other party to such Contract or a third party “most favored nation” or similar status, (g) Contracts relating to consulting, marketing, advertising, sales services or representation provided to the Company or any Company Subsidiary and involving annual expenditures or receipts by the Company of more than $15,000, (h) Contracts with independent contractor and involving annual expenditures or receipts by the Company of more than $15,000 and (i) each of the Keys Leases; provided that “Material Contracts” shall not include any purchase order entered into in the ordinary course of business, and no such purchase order is listed in Section 2.15 of the Company Disclosure Schedule.  Neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect under any Material Contract.  To the Knowledge of the Company, no other party to any such Material Contract is in breach or default in any material respect under any such Material Contract.  The Company has made available to Parent true, correct and complete copies of all Material Contracts listed in Section 2.15 of the Company Disclosure Schedule.

Section 2.16 Board Approval; Vote Required.

(a) The Company Board has unanimously (i) approved this Agreement, (ii) determined that the Merger and the other transactions contemplated herein are advisable and in the best interests of the Company Stockholders and on terms that are fair to the Company Stockholders and (iii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

(b) The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock adopting this Agreement and approving the transactions contemplated hereby (such vote or consent, the “Company Stockholder Approval”) are the only votes or written consents of any class or series of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.  When executed and delivered by the signatories thereto, the Written Consent will constitute valid and effective Company Stockholder Approval.

Section 2.17 Brokers’ and Finders’ Fees.

Except for Moelis & Company, neither the Company nor any Company Subsidiary has incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.18 State Takeover Statutes.

The Company Board has taken all actions so that the restrictions in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar federal, state, local or foreign “fair price” or “control share acquisition” statutes, laws or regulations (any such statute, law or regulation, a “Takeover Statute”), will not apply to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 2.19 Information Statement.

The Information Statement (if any) and any amendments or supplements there to will not, at the time it is provided to the Company Stockholders, contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty as to statements or omissions included in the Information Statement based upon information furnished to the Company by Parent or its Subsidiaries or their respective counsel and representatives for use therein.

Section 2.20 Environmental Matters.

(a) To the Knowledge of the Company, (i) the Company is in material compliance with all applicable Environmental Laws, and has obtained, and is in material compliance with, all material Permits required under applicable Environmental Laws in connection with the operation of its properties, assets and business, (ii) there is no material action, complaint, petition, suit, arbitration or other proceeding by any Governmental Entity or other Person pending or threatened in writing in connection with the business, properties or assets of the Company or any of the Company Subsidiaries under any Environmental Law; and (iii) there have been no Releases of or exposures to any Hazardous Materials and there are no other facts, circumstances or conditions relating to the present operation of the properties, assets and business of the Company or any of the Company Subsidiaries, or to any real property currently operated by the Company or any of the Company Subsidiaries, in each case that would reasonably be likely to give rise to any material action, complaint, petition, suit, arbitration or other proceeding, or to any material liability, under any Environmental Law.

(b) Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties contained in Section 2.20(a) do not relate to, and no representations or warranties of any kind are being made as to, the property located at 545 and 547 New Park Avenue, West Hartford, Connecticut 06110 (the “New Park Avenue Property”) or as to any properties that are not currently owned or operated by the Company and the Company Subsidiaries; (ii) other than the representations and warranties contained in Section 2.20(a), none of the Company, the Company’s Affiliates, the Company Holders or any other Person on behalf of any of the foregoing Persons makes any representation or warranty, whether express or implied, statutory or otherwise, in connection with this Agreement or the transactions contemplated hereby, with respect to matters arising under or relating to any environmental matters; and (iii) without limiting the generality of the foregoing, other than the representations and warranties contained in Section 2.20(a), the representations and warranties of the Company contained in this Agreement do not, and none of them shall be construed to speak to, matters arising under or relating to any environmental matters.

Section 2.21 Disclaimer of Other Representations and Warranties.

Except for the representations and warranties set forth in this ARTICLE II, none of the Company, the Company’s Affiliates, the Company Holders or any other Person on behalf of any of the foregoing Persons makes any representation or warranty, whether express or implied, statutory or otherwise, in connection with this Agreement or the transactions contemplated hereby, or with respect to the Company, the Company’s Affiliates or their respective businesses, operations, rights, assets, liabilities or condition (financial or otherwise), and any such representations or warranties are hereby expressly disclaimed.  Without limiting the generality of the foregoing, none of the Company, the Company’s Affiliates, the Company Holders or any other Person on behalf of any of the foregoing Persons makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company or the Company Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 3.1 Organization, Standing and Power.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  Each of Parent and Merger Sub has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own its properties and to carry on its business as now being conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.  Each of Parent and Merger Sub is duly qualified to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.  Parent and Merger Sub are not in violation of any of the provisions of their respective certificate of incorporation or bylaws, except as would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 3.2 Authority.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company and the other parties hereto, constitute valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with the terms hereof, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) Neither the execution and delivery by Parent or Merger Sub of this Agreement, nor the consummation of the transactions contemplated hereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or the creation or imposition of any Lien on any assets, or give rise to a right of termination, cancellation or obligation or loss of any benefit under (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any mortgage, indenture, lease, contract, agreement, instrument or understanding to which Parent or Merger Sub is a party or to which any of their respective properties or assets is bound or (iii) any Legal Requirement applicable to either Parent or Merger Sub or any of their respective properties or assets, except, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, Liens, rights or losses which would not, individually or in the aggregate, prevent or materially and adversely delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.  Except for the filing and recordation of the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation in accordance with the requirements of Delaware Law, no notice to, filing with, and no permit, authorization, consent, approval or other action of, any Governmental Entity, or any private third party is necessary for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

Section 3.3 Interim Operations of Merger Sub.

Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Merger Sub has no liabilities and is not a party to any agreement other than this Agreement, the agreements contemplated herein and agreements with respect to the appointment of registered agents and similar matters.

Section 3.4 Litigation.

There is no private or governmental action, suit, proceeding, inquiry, claim, charge, arbitration or investigation pending before any Governmental Entity, or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries, any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to prevent or materially and adversely delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

Section 3.5 Brokers’ and Finders’ Fees.

Parent has not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the transactions contemplated hereby for which the Company or any Company Holder shall have any liability.

Section 3.6 Available Funds.

(a) Parent has, and will have at the Effective Time, sufficient cash resources to enable it to pay the Merger Consideration pursuant to this Agreement.

(b) Parent, certain other borrowers and certain guarantors have entered into a term loan credit agreement (the “Definitive Financing Agreements”) with the lenders on the signatures pages thereof (together with such other lenders or other Persons that may become parties thereto and provide a portion of the Financing, the “Lenders”) and Cortland Capital Markets Services LLC, as agent for the Lenders, pursuant to which the Lenders agree to, subject to the terms and conditions set forth in the Definitive Financing Agreements, provide Parent with debt financing in connection with the transactions contemplated hereby (the “Financing”).  Prior to the date hereof, Parent has delivered to the Company a true and complete copy of the Definitive Financing Agreements, including all amendments or other modifications thereto.

(c) The Definitive Financing Agreements are in full force and effect and are valid and binding obligations of Parent and the other parties thereto.  Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing, or that the Financing will not be made available to Parent on the Closing Date.  Subject to the terms and conditions of the Definitive Financing Agreements, the aggregate proceeds of the Financing, together with Parent’s cash on hand and borrowings available under Parent’s existing revolving credit facility, are in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement upon the terms contemplated herein and pay all related fees and expenses of Parent, Merger Sub and their respective representatives.

Section 3.7 Solvency.

Parent and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.  Assuming the representations and warranties of the Company contained in this Agreement are true in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, each of Parent and the Surviving Corporation will be Solvent.  Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation will not have unreasonably small capital to carry on its business.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING DATE

Section 4.1 Conduct of Business of the Company.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall use commercially reasonable efforts (except to the extent expressly contemplated by this Agreement, or as set forth in Section 4.1 or Section 4.2 of the Company Disclosure Schedule, or as consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned) to (i) carry on its business and the business of each Company Subsidiary in the ordinary course in substantially the same manner as heretofore conducted, (ii) preserve its and each Company Subsidiary’s present business organization, keep available the services of its and each Company Subsidiary’s present directors, officers and key employees and preserve its and each Company Subsidiary’s relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; provided that, notwithstanding anything to the contrary contained herein, the Company may terminate the GE Lease in its sole discretion at any time prior to or substantially concurrently with the Closing.  The Company and each Company Subsidiary shall retain all books, records, and documents necessary for the preparation of Tax Returns and Audits.

Section 4.2 Restriction on Conduct of Business of the Company
.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except to the extent expressly contemplated or permitted by this Agreement (including permitted by the proviso of the first sentence of Section 4.1(a)), or as set forth in Section 4.1 or Section 4.2 of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not do or cause, and shall not permit any Company Subsidiaries to do or cause, any of the following:

(a) Charter Documents; Acquisitions of Securities.  Cause any amendments to the Company Certificate of Incorporation or the Company Bylaws or the charter documents of any Company Subsidiary or organize any Subsidiary or acquire any capital stock or other securities, or equity or ownership interest in the business, of any other Person, other than in the ordinary course of business;

(b) Changes in Capital Stock.  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, property or otherwise) in respect of any Company Capital Stock or the capital stock of any Company Subsidiary (other than any dividends or other distributions paid solely to the Company or solely to any of its wholly owned Subsidiaries), or split, combine or reclassify any Company Capital Stock or the capital stock of any Company Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Company Subsidiary, or repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or the capital stock of any Company Subsidiary;

(c) Material Contracts.  Enter into any Material Contract or any other Contracts that involve annual expenditures or receipts by the Company of more than $50,000 individually or $200,000 in the aggregate (other than any Contract entered into in the ordinary course of business), or amend, terminate or otherwise modify or waive any of the material terms of any of its Material Contracts;

(d) Issuance or Repurchase of Securities.  Issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Capital Stock or the capital stock of any Company Subsidiary or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company or any Company Subsidiary to issue, any such securities, other than the issuance of Company Capital Stock pursuant to the exercise of Company Warrants outstanding as of the date of this Agreement;

(e) Intellectual Property. (i) Transfer or grant to any Person or entity any material right, title or interest in or to any Company-Owned Intellectual Property other than pursuant to non-exclusive license arrangements in the ordinary course of business consistent with past practice, (ii) abandon, permit to lapse or otherwise dispose of any material Company-Owned Intellectual Property, or (iii) enter into any material Contract with respect to or otherwise binding upon any Intellectual Property owned, held or used by the Company and any Company Subsidiary;

(f) Indebtedness.  Incur any indebtedness for borrowed money or guarantees thereof (other than any indebtedness or guarantee incurred (i) in the ordinary course of business or (ii) between the Company and any its wholly owned Company Subsidiaries or between any of such wholly owned Company Subsidiaries);

(g) Liens.  Mortgage, pledge or encumber any material assets;

(h) Payment of Obligations.  Pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice or which are otherwise reflected or reserved against in the Audited Financial Statements and (ii) the payment, discharge or satisfaction of the Company Transaction Expenses;

(i) Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of $100,000 individually or in excess of $250,000 in the aggregate;

(j) Grants of or Increases in Compensation and Benefits.  Grant or agree to grant to any employee whose annual compensation exceeds $100,000 any increase in wages or bonus, severance, retention, change in control, profit sharing, retirement, insurance or other compensation or benefits, or establish, adopt or enter into any new compensation or employee benefit plans or arrangements (including any Employee Plan), or terminate, amend or modify or agree to terminate, amend or modify any existing Employee Plans (including to accelerate the time of payment or vesting, or to trigger any payment or funding thereunder), except (A) as may be required under applicable Legal Requirements or (B) pursuant to the Employee Plans in effect on the date hereof;

(k) Litigation.  (A) Settle, or offer or propose to settle, any litigation involving or against the Company or any Company Subsidiary, except for settlements of less than $50,000 in any individual case or series of related cases (net of insurance proceeds) that do not impose any material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as a whole, or (B) settle the Alpert Case and/or the Chen Case except in accordance with the Litigation Management Agreement;

(l) Acquisitions.  Acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each such case which are material, individually or in the aggregate, to the Company’s and Company Subsidiaries’ business, taken as a whole (other than pursuant to existing contracts or commitments or in the ordinary course of business);

(m) Dispositions.  (A) Other than in the ordinary course of business consistent with past practice, sell, transfer, abandon or otherwise dispose of or lease, license or otherwise encumber any of its properties, rights or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, including to any employee, Affiliate or any other third party, or (B) amend, supplement, modify, cancel or terminate any contract relating to the “Colt Rapid Range” activity;

(n) Taxes.  Make, revoke or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(o) Accounting Policies and Procedures.  Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP; or

(p) Other.  Agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through (o) above.

Section 4.3 Solicitation.

(a) Except as permitted by this Section 4.3, during the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, the Company shall not, and shall direct its Affiliates and its and their respective representatives to refrain from taking any action to, directly or indirectly, knowingly encourage, initiate, solicit or engage in negotiations with, or provide any confidential information to, any Person, other than Parent or Merger Sub (and their Affiliates and representatives), concerning any Acquisition Proposal.

(b) Immediately following the execution of this Agreement, the Company shall, and shall cause each of the Company Subsidiaries, and shall direct each of their respective representatives to terminate any existing discussions or negotiations with any Persons, other than Parent or Merger Sub (and their respective Affiliates and representatives), concerning any Acquisition Proposal.  The Company shall (i) promptly request each Person that has executed a confidentiality agreement with the Company prior to the date of this Agreement in connection with a process relating to any bona fide Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person or its representatives by or on behalf of the Company or any of its Subsidiaries, (ii) not amend or waive, and shall enforce, the provisions of each such confidentiality agreement, except that, without limiting any other provision of this Agreement, this clause (ii) shall not apply to any standstill provision contained therein to the extent compliance herewith would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements and (iii) prohibit any access by any such Person or its representatives to any physical or electronic data room of the Company, except as permitted herein.

Section 4.4 Financing.

Parent and Merger Sub shall use their reasonable best efforts to (i) maintain in full force and effect the Definitive Financing Agreements, (ii) satisfy on a timely basis all conditions in the Definitive Financing Agreements that are within their control and comply with their obligations thereunder, and not take any action that would reasonably be expected to prevent the availability of the Financing, (iii) consummate and obtain the Financing at or prior to the Closing and (iv) enforce their rights under the Definitive Financing Agreements in the event of a breach of failure to fund that impedes or delays Closing, including seeking specific performance of the parties thereunder.

Section 4.5 Resignation or Removal of Directors and Officers.

The Company shall cause each of the directors and officers of the Company and the Company Subsidiaries (other than John P. Rigas, Philip A. Wheeler and Michael Holmes) to submit a letter of resignation or to otherwise be removed from their respective positions, such resignation or removal to be effective as of the Effective Time.

Section 4.6 Notice of Redemption of Series B Preferred Stock.

No later than five (5) days prior to the Closing Date, the Company (or Parent on the Company’s behalf) shall deliver to each holder of record of Series B Preferred Stock a written notice in accordance with the requirements set forth in Section 3(c)(i) of the Company Certificate of Incorporation of the Company’s intention to redeem all outstanding Series B Preferred Stock at the Closing pursuant to Section 3(c)(i) of the Company Certificate of Incorporation.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Access to Information; Notification of Certain Matters.

(a) The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to (i) all of the properties, books, Tax Returns, Contracts, commitments and records and personnel of the Company and the Company Subsidiaries and (ii) all other information concerning the business of the

Company and the Company Subsidiaries, their respective properties and personnel as Parent may reasonably request; provided, however, that, if the Company reasonably believes that the provision of such access or information would violate applicable Legal Requirements or an obligation of confidentiality under a Contract with a third party, or jeopardize attorney-client privilege, then the Company (A) may limit such access or information to the extent the provision of such access or information is so restricted and (B) shall reasonably cooperate with Parent to eliminate or limit such restriction and allow such access or information to the maximum extent possible.  No information or Knowledge obtained in any investigation pursuant to this Section 5.1(a) shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

(b) Parent, on the one hand, and the Company, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Parent and/or Merger Sub or the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, as the case may be, or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in ARTICLE VI not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party hereto or the conditions to the obligations of any party to this Agreement.  With respect to any material stockholder claims or litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, the Company shall (i) promptly notify Parent of the initiation of any such litigation, (ii) promptly notify Parent of any material communication with the applicable stockholders or any material development with respect to such litigation and (iii) subject to reasonable limitations to protect attorney-client privilege, consult in good faith with Parent with respect to any material decisions and the Company’s general strategy regarding such litigation.

(c) If prior to the Closing, Parent or Merger Sub shall have Knowledge of any material breach of a representation, warranty, covenant, agreement or condition of the Company, Parent shall promptly notify the Company of such knowledge in reasonable detail.

Section 5.2 Confidentiality.

The parties hereto acknowledge that Parent and the Company have previously executed a Confidentiality Agreement dated August 15, 2012 (the “Confidentiality Agreement“), which Confidentiality Agreement shall notwithstanding its terms continue in full force and effect until the Effective Time or, if this Agreement is terminated pursuant to ARTICLE VII, the third anniversary of the termination of this Agreement.  In addition, the parties hereto agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby, shall be subject to the Confidentiality Agreement.

Section 5.3 Public Disclosure.

At the Closing, Parent and the Company shall issue a press release announcing the consummation of the Merger, the content and timing of such press release to be mutually agreed upon by Parent and the Company.  Prior to the Closing, none of Parent, the Company or any of their respective Affiliates shall issue any additional press release or make any other public statement or disclosure regarding the terms of this Agreement or the transactions contemplated hereby without the prior written approval of the other party (which approval shall not be unreasonably withheld), except as may be required by applicable Legal Requirements, in which case the party proposing to issue such press release or make such public statement or disclosure shall use reasonable best efforts to consult in good faith with the other party before issuing such press release or making any such public statement or disclosure.

Section 5.4 Reasonable Best Efforts; Consents; Cooperation.

(a) Regulatory Filings.  Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall use all reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make, give or effect all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.  Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.4(a).  Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (A) any comments or communications from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (B) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant hereto, Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(b) Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, filings and submissions of responses to requests for additional information and documentary material with Governmental Entities, if any) and the taking of all steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, and whether brought by any Governmental Entity or any other Person, challenging this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent, impede or delay the Closing and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with seeking the consents, waivers and approvals referred to in the foregoing subsection (iii), the Company shall keep Parent informed of all material developments and shall, at Parent’s reasonable request, include Parent in any discussions or communications with any parties from which any such consent, waiver or approval is sought hereunder.  Without limiting the generality of the foregoing, prior to the Closing, Parent shall not, and shall cause its Affiliates not to, take any action, or fail to take any action, that would be reasonably likely to prevent or materially impede or delay the consummation of the Merger.

(c) The Company shall duly take all lawful action to obtain the Company Stockholder Approval within twenty-four (24) hours after the execution and delivery hereof pursuant to executed written consents (the “Written Consent”) in the form attached hereto as Exhibit D.  The materials submitted to the Company Stockholders in connection with the Written Consent shall include the unanimous recommendation of the Company Board that the Company Stockholders vote their shares of Company Common Stock in favor of the adoption of this Agreement; provided however, that, prior to obtaining the Company Stockholder Approval, the Company Board may change such recommendation if the Company Board determines that it must take such action in order to comply with its fiduciary duties under applicable Legal Requirements; and provided further, that no such change shall relieve the Company of its obligation to seek the Written Consent pursuant to this Section 5.4(c).  Promptly following receipt of the Written Consent, the Company shall cause its corporate Secretary to deliver a copy of such Written Consent to Parent.  No later than ten (10) days after the receipt by the Company of the Company Stockholder Approval pursuant to the Written Consent, the Company shall deliver notice thereof (the “Information Statement”) to the stockholders of the Company in compliance with Sections 228(e) and 262 of Delaware Law, to the extent applicable.

Section 5.5 FIRPTA Certificate.

The Company shall, on or prior to the Closing Date, provide Parent with a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter (the “FIRPTA Certificate”), substantially in the form of Exhibit E attached hereto, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.  In addition, simultaneously with delivery of such FIRPTA Certificate, the Company shall mail to the IRS (by certified mail, return receipt requested) a notice prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) in substantially the form of Exhibit F attached hereto (the “FIRPTA Notice”) and provide a copy of such mailing to Parent.

Section 5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, and advance expenses to, each current or former director or officer of the Company or any Company Subsidiary at or prior to the Effective Time (collectively, the “Indemnified Parties”) to the extent provided for under the terms and conditions of the Company Certificate of Incorporation and the Company Bylaws (each as in effect as of the date hereof) in connection with any Claim (as defined below) and any judgments, damages, losses, claims, liabilities, fines (including excise taxes), penalties, expenses (including attorneys’ fees and expenses) and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties, expenses or amounts paid in settlement) resulting therefrom.  The indemnification obligations of the Surviving Corporation pursuant to this Section 5.6(a) shall cover acts and omissions occurring at or before the Effective Time and any Claim relating thereto (including any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto).  As used in this Section 5.6(a), the term “Claim” means any threatened, asserted, pending or completed claim, action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, or pursuant to arbitration or any other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any Company Subsidiary, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time or any other Person at the request of the Company or any Company Subsidiary.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to keep in full force and effect, and comply with the terms and conditions of, the agreements listed in Section 5.6(b) of the Company Disclosure Schedule.

(c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent and the Surviving Corporation assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.6.

(d) The provisions of this Section 5.6 shall survive the consummation of the Merger for a period of six (6) years and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, executors and personal and legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise (including the agreements referred to in Section 5.6(b)).  The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.6 without the consent of such affected Indemnified Party.

(e) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension for a period of at least six (6) years from and after the Effective Time of the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof with the Company’s current insurance carriers with respect to such D&O Insurance.

Section 5.7 Takeover Statutes.

If any Takeover Statute or similar Legal Requirement is or may become applicable to the transactions contemplated hereby, the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

Section 5.8 Certain Tax Matters.

(a) Tax Returns

(i) Pre-Closing Income Tax Returns Filed Post-Closing.  The Stockholder Representatives shall prepare, or shall cause to be prepared, all Income Tax Returns of the Company or any Company Subsidiary that relate to Pre-Closing Tax Periods (other than Straddle Periods) but that are required to be filed after the Closing Date. All such Income Tax Returns shall be prepared by treating items on such Income Tax Returns in a manner consistent with the past practices of the Company and the Company Subsidiaries with respect to such items, except as required by applicable Legal Requirements.  The Stockholder Representatives shall deliver to Parent, at least twenty (20) days prior to the due date (taking into account extensions) for the filing of each such Income Tax Return, a draft of such Tax Return for review by Parent.  The Stockholder Representatives shall consider in good faith any reasonable comments that Parent submits to the Stockholder Representatives in writing no less than five (5) days before the due date for filing each such Income Tax Return and shall not finalize the form of such Income Tax Return without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).  At least two (2) Business Days before the due date for filing each such Income Tax Return, (A) the Stockholder Representatives shall deliver to Parent the final form of such Income Tax Return and (B) the Stockholder Representatives shall make a cash payment to Parent equal to the Seller True-Up Amount, if any. If there has been an overpayment of Taxes with respect to any such Income Tax Return, Parent shall request that such overpayment be refunded and, no later than five (5) Business Days after such refund is received by the Company or any Company Subsidiary, Parent shall make a cash payment to the Stockholders Representatives equal to the Parent True-Up Amount, if any.  Parent shall timely file, or shall cause to be timely filed, with the relevant taxing authority, each such Income Tax Return and shall timely pay to the relevant Governmental Entity all Taxes shown to be due and payable on such Tax Return.

(ii) Pre-Closing Non-Income Tax Returns Filed Post-Closing.  Parent shall prepare, or shall cause to be prepared, all Non-Income Tax Returns of the Company or any Company Subsidiary that relate to Pre-Closing Tax Periods (other than Straddle Periods) but that are required to be filed after the Closing Date and the Stockholder Representatives shall pay, or cause to be paid, to Parent all Taxes due with respect to such Non-Income Tax Returns, other than any such Taxes (A) to the extent specifically reflected as a liability in the Net Working Capital finally determined pursuant to Section 1.8 or (B) that are Specified Closing Date Taxes (each of which shall be the responsibility of Parent).  All such Non-Income Tax Returns shall be prepared by treating items on such Non-Income Tax Returns in a manner consistent with the past practices of the Company and the Company Subsidiaries with respect to such items, except as required by applicable Legal Requirements.  The Stockholder Representatives shall make a cash payment to Parent equal to any Taxes for which they are responsible under this Section 5.8(a)(ii) at least two (2) Business Days prior to the due date for paying the Taxes in question.  Parent shall timely file, or shall cause to be timely filed, with the relevant Governmental Entity each such Non-Income Tax Return and shall timely pay to the relevant Governmental Entity all Taxes due with respect to each such Non-Income Tax Return.

(iii) Straddle Period Tax Returns.  Parent shall prepare, or cause to be prepared, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company, the Surviving Corporation or any Company Subsidiary for any Straddle Period.  Except as required by applicable Legal Requirements, such Straddle Period Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or the Company Subsidiaries with respect to such items, but only to the extent such items would impact any payment required to be made by the Stockholder Representatives under this Section 5.8(a)(iii).  Parent shall deliver to the Stockholder Representatives, at least (20) days before the due date (taking into account extensions) for filing each Straddle Period Tax Return that is an Income Tax Return, a draft of such Straddle Period Tax Return for the Stockholder Representatives’ review.  Parent shall consider in good faith any reasonable comment that the Stockholder Representatives submit to Parent no less than ten (10) days prior to the due date of such Straddle Period Tax Return and Parent shall not file any such Straddle Period Tax Return without the Stockholder Representatives’ prior written consent (not to be unreasonably withheld, conditioned or delayed).  In the case of each Straddle Period Tax Return that is an Income Tax Return, at least two (2) Business Days prior to the due date for filing such Straddle Period Tax Return, the Stockholder Representatives shall make a cash payment to Parent equal to the Seller True-Up Amount, if any.  If there has been an overpayment of Income Taxes allocable to the pre-Closing  portion of any Straddle Period (treating any Warrant Tax Benefit actually realized with respect to such Tax Return as arising in the pre-Closing portion of such Straddle Period), Parent shall request that such overpayment be refunded (to the extent such overpayment is not applied against the Income Tax due with respect to the post-Closing portion of such Straddle Period) and, no later than five (5) Business Days after the later of the date such refund is received by the Company or any Company Subsidiary and the date such overpayment is applied against the Income Taxes due with respect to the post-Closing portion of such Straddle Period, Parent shall make a cash payment to the Stockholder Representatives equal to the Parent True-Up Amount.  In the case of each Straddle Period Tax Return that is a Non-Income Tax Return, at least two (2) Business Days prior to the due date for filing such Straddle Period Tax Return, the Stockholder Representatives shall make a cash payment to Parent equal to the portion of the Taxes due with respect to such Straddle Period Tax Return that are allocable to the Pre-Closing Tax Period (other than any such Taxes (A) to the extent specifically reflected as a liability in the Net Working Capital finally determined pursuant to Section 1.8 or (B) that are Specified Closing Date Taxes, each of which shall be the responsibility of Parent).  Parent shall timely file, or shall cause to be timely filed, with the relevant Governmental Entity each Straddle Period Tax Return and shall timely pay to the relevant Governmental Entity all Taxes due with respect to each Straddle Period Tax Return.

(iv) Tax Allocation for Straddle Period.  For all purposes of this Agreement, the portion of any Tax with respect to any Straddle Period that is allocable to the Pre-Closing Tax Period will be: (i) in the case of ad valorem property or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the end of the Closing Date, provided that any Specified Closing Date Taxes shall be deemed to arise in a Post-Closing Tax Period.

(v) Amended Tax Returns and Carrybacks.  Prior to the Escrow Release Date, Parent shall not cause or permit any amendment of any Tax Return of the Company or any of the Company Subsidiaries for any Pre-Closing Tax Period or Straddle Period, or cause or permit any carryback of any Tax attributes from any Post-Closing Tax Period or Straddle Period to any Pre-Closing Tax Period or Straddle Period, without the prior written consent of the Stockholder Representatives (not to be unreasonably withheld, conditioned or delayed), except in each case as required by applicable Legal Requirements (e.g., where the Company or any Company Subsidiary is prohibited from waiving its right to carry back the applicable Tax attribute).

(b) Cooperation on Tax Matters

.  Parent and the Surviving Corporation, on the one hand, and the Company Holders, on the other hand, will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information).  All out-of-pocket costs and expenses (other than payments due to any Governmental Entity in respect of any Tax Return) incurred by Parent pursuant this Section 5.8 shall be reimbursed to Parent out of the General Escrow Fund.

(c) Transfer Taxes

.  Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, recording and other similar Taxes (including any penalties, additions to Taxes and interest) imposed on or in connection with the Merger and resulting from transfer of the equity interest of the Company and the Company Subsidiaries (“Transfer Taxes”) shall be paid one-half by Parent, on the one hand, and one-half by the Company Holders, on the other hand, and Parent will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, the Stockholder Representative or Company Holders will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, if the Stockholder Representative or Company Holders fail to join in the execution of any such Tax Returns and other documentation then Parent shall be authorized to execute such Tax Returns and other documentation on behalf of Stockholder Representative or Company Holders.

(d)           Tax Sharing Agreements.  All agreements or arrangements with respect to Tax matters between the Company or any of the Company Subsidiaries, on the one hand, and the Company Holders or any of their respective Affiliates, on the other hand, shall be terminated or modified prior to the Closing so as to cause there to be no continuing liability on the part of the Company or any of the Company Subsidiaries.

(e)           Tax Due With Respect To a Tax Return.  For the avoidance of doubt, references in this Section 5.8 (including defined terms used herein) to a Tax due with respect to any Tax Return shall mean the Tax due after reduction for any estimated Taxes previously paid with respect to such Tax Return.

(f)           Escrow Accounts.  All interest or other income earned with respect to the Funds (as defined in the Escrow Agreement), other than the Stockholder Representative Escrow Fund and the Keys Additional Employee Litigation Escrow Fund, shall be allocated to Parent for U.S. federal income tax purposes and reported, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Parent from such Funds for U.S. federal income tax purposes whether or not said income has been distributed during such year.  All interest or other income earned with respect to the Stockholder Representative Escrow Fund and the Keys Additional Employee Litigation Escrow Fund shall be allocated to the Company Holders and William M. Keys, respectively, for U.S. federal income tax purposes and reported, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Company Holders and William M. Keys, respectively, from such Funds for U.S. federal income tax purposes.

Section 5.9 Preservation of Records.

(a) For a period of seven (7) years (or such shorter period as provided in the proviso to this sentence) after the Closing Date or such other longer period as required by applicable Legal Requirements, Parent shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and each of its Subsidiaries (including (a) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (b) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Surviving Corporation) relating to the conduct of the business and operations of the Surviving Corporation and its Subsidiaries prior to the Closing Date; provided, however, that notwithstanding the foregoing, any such books and records described in this Section 5.9(a) that have come into existence prior to the Closing Date shall only be required to be preserved and retained for a period of seven (7) years from the date such book or record came into existence or such other longer period as required by applicable Legal Requirements; provided, further, that notwithstanding anything to the contrary in this Section 5.9(a), Parent shall preserve and retain all such books and records related to the Alpert Case, the Chen Case or any related claim (provided that Parent has actual knowledge of such claim), until such litigation or claim is fully resolved by final judgments of courts of competent jurisdiction and/or settlements by the respective parties thereto.  Notwithstanding the foregoing, during such required retention period, Parent may dispose of any such books and records which are offered to, but not accepted by, the Stockholder Representatives.  If at any time after such required retention period

Parent intends to dispose of any such books and records, Parent shall not do so without first offering such books and records to the Stockholder Representatives.  The provisions of this Section 5.9(a) shall cease to apply in the event of a sale or disposition of the Surviving Corporation or any of its Subsidiaries by Parent, provided that Parent has caused the subsequent owner(s) of such entity to assume the obligations of Parent set forth in this Section 5.9(a).  Additionally, any books and records described in this Section 5.9(a) that, as of the Closing Date, are in the exclusive possession of any Company Holder or a Stockholder Representative (in his capacity as such) and retained by such party after the Closing Date, shall not be subject to the preservation or retention requirements of this Section 5.9(a).  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 5.9(a) shall be applicable to books and records related to Colt Archive Properties LLC, which are addressed in the Colt Archive Side Letter.

(b) In the event and for so long as Parent, the Surviving Corporation, its Subsidiaries or the Stockholder Representatives are actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (collectively, “Actions”) (except for Actions arising out of or related to the Alpert Case or the Chen Case which are addressed in the Litigation Management Agreement) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of the Company Subsidiaries, each of the other parties shall use commercially reasonable efforts to cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.  Such cooperation obligation shall also include the obligation to, to the extent commercially reasonable, execute such other or further agreements or file such pleadings or other papers as may be necessary or desirable to preserve all applicable privileges, immunities from disclosure, and/or confidentiality.

ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.1 Conditions to Obligations of Each Party to Effect the Merger.

The respective obligations of each party to this Agreement to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived to the extent permissible by applicable Legal Requirements, in writing, by agreement of all the parties hereto:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been received.

(b) No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

Section 6.2 Additional Conditions to Obligations of the Company.

The obligations of the Company to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived to the extent permissible by applicable Legal Requirements, in writing, by the Company:

(a) Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Merger Sub contained in ARTICLE III shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement; and (ii) Parent and Merger Sub shall each have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing Date.

(b) Certificate of Parent.  The Company shall have received a certificate signed by an authorized officer of each of Parent and Merger Sub, dated as of the Closing Date, certifying fulfillment of the conditions specified in Section 6.2(a).

(c) Escrow Agreement.  The Escrow Agent and Parent shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit G (the “Escrow Agreement”).

(d) Closing Deliverables.  Each of the deliverables set forth in Section 1.13(a)(ii) shall have been delivered to the Company.

Section 6.3 Additional Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived to the extent permissible by applicable Legal Requirements, in writing, by Parent and Merger Sub:

(a) Representations, Warranties and Covenants.  (i) The representations and warranties of the Company set forth in Sections 2.2(a) and 2.3(a) shall be true and correct in all respects (except for de minimis failures to be true and correct) as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  All other representations and warranties of the Company contained in ARTICLE II shall be true and correct (determined without regard to any materiality or Company Material Adverse Effect qualification contained in any representation or warranty) as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the Company shall have performed and complied in all material respects with all covenants of this Agreement required to be performed by it as of the Closing Date.

(b) Certificates of the Company.  Parent shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying fulfillment of the conditions set forth in Sections 6.3(a) and 6.3(g).

(c) Merger Consideration Schedules; Closing Consideration Schedule.  The Company shall have delivered to Parent (i) the Estimated Merger Consideration Schedule and related certificate pursuant to Section 1.8(a) and (ii) the Closing Consideration Schedule and related certificate pursuant to Section 1.10(d).

(d) Resignation or Removal of Directors and Officers.  The directors and officers of the Company and each Company Subsidiary (other than John P. Rigas, Philip A. Wheeler and Michael Holmes) shall have resigned or been removed from their respective positions as directors or officers of the Company and each Company Subsidiary effective as of the Effective Time, and Parent shall have received letters of resignation from such persons or evidence of the removal of such persons from their respective positions.

(e) Delivery of Notice of Redemption.  The Company (or Parent on the Company’s behalf) shall have delivered to each holder of record of Series B Preferred Stock a written notice of redemption in the form attached here to as Exhibit J.

(f) Escrow Agreement.  The Escrow Agent and the Stockholder Representatives shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit G.

(g) Closing Deliverables.  Each of the deliverables set forth in Section 1.13(a)(i) shall have been delivered to Parent.

(h) No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any change, development or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 6.4 Frustration of Conditions.

Neither Parent nor the Company may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION; EXPENSES

Section 7.1 Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent, on the one hand, or the Company, on the other hand, if:

(i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any permanent injunction or other order (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate pursuant to this Section 7.1(b)(i) shall have complied with its obligations, if any, under Sections 5.4(a) and 5.4(b) in connection with such permanent injunction or order;

(ii) the Effective Time shall not have occurred on or prior to July 12, 2013 (the “End Date”); provided, however, the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose actions in breach of this Agreement or failure to take action in breach of this Agreement has been the principal cause of or resulted in any of the conditions set forth in ARTICLE VI having failed to be satisfied prior to such date; or

(iii) if within two (2) Business Days following the execution and delivery of this Agreement by all of the parties hereto the Company shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Company Stockholder Approval.

(c) by the Company, if: (i) any of the representations and warranties of Parent and Merger Sub contained in ARTICLE III shall fail to be true and correct or (ii) there shall be a breach by Parent and/or Merger Sub of any covenant or agreement of Parent or Merger Sub in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) is incapable of being cured before the End Date; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if the Company is in material breach of this Agreement; or

(d) by Parent, if: (i) any of the representations and warranties of the Company contained in ARTICLE II shall fail to be true and correct or (ii) there shall be a breach by the Company of any covenant or agreement of the Company in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) is incapable of being cured before the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if Parent or Merger Sub is in material breach of this Agreement.

Section 7.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and except as provided in Sections 7.3 and 7.4, there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of their respective officers, directors, equity holders or Affiliates, except to the extent that such termination results from the willful and intentional breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the breaching party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such breach; provided that the provisions of Section 5.2 (Confidentiality), Section 5.3 (Public Disclosure), ARTICLE VII (Termination; Expenses) and ARTICLE IX (General Provisions) (other than Section 9.1) hereof shall remain in full force and effect and survive any termination of this Agreement.

Section 7.3 Termination Fee.

(a) In the event that (x)  this Agreement is terminated by the Company pursuant to Section 7.1(c) as a result of a material misrepresentation involving Section 3.6 and/or a material breach of Section 4.4 or (y) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(ii) and at the time of such termination, (A) the representation and warranties contained in Section 3.6 are not true and correct in any material respect or (B) Parent and/or Merger Sub has materially breached the covenants contained in Section 4.4 (a termination described in clause (x) or (y) above, a “Financing Condition Termination”), then Parent shall pay to the Company a termination fee equal to $3,500,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Company.  The Termination Fee shall be payable within two Business Days after written notice of such termination in the case of a termination by the Company and concurrently with such termination in the case of a termination by Parent.  The Company agrees that in the event that the Termination Fee is paid to the Company pursuant to this Section 7.3, notwithstanding anything in this Agreement to the contrary, the payment of such Termination Fee shall be the sole and exclusive remedy of the Company and its Related Persons against Parent or any of its Related Persons for, and in no event shall the Company or any of its Related Persons seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, in each case, with respect to a Financing Condition Termination and any event related thereto or otherwise in connection with a breach of this Agreement, and upon payment to the Company of the Termination Fee, neither Parent nor any Related Person of Parent shall have further liability or obligation to the Company or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby (except as provided in Section 7.2).  Notwithstanding the foregoing, this Section 7.3(a) shall in no way prohibit or restrict a party’s right, at its sole election, to seek specific performance of this Agreement or any other equitable relief as contemplated by the provisions of Section 9.11 hereof in lieu of (or as an alternative to) receiving the Termination Fee; provided, however, that while any party may pursue both (x) a grant of specific performance in accordance with and to the extent expressly permitted by Section 9.11 and (y) the payment of the Termination Fee as provided by this Section 7.3, under no circumstances shall any party be permitted or entitled to receive both such grant of specific performance and such payment of the Termination Fee.  For purposes of this Section 7.3(a), “Related Person” means, with respect to a party, any former, current or future, direct or indirect stockholder, director, officer, employee, agent, representative, Affiliate or assignee of such party, or any former, current or future director, officer, employee, agent, representative, Affiliate or assignee of any of the foregoing.

(b) If Parent shall fail to pay the Termination Fee when required pursuant to Section 7.3, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 7.3 and shall pay interest on such unpaid Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

Section 7.4 Expenses.

Subject to Section 1.8(d) (with respect to the cost of arbitration pursuant thereto), and Section 5.8(c) (with respect to Transfer Taxes), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of each party’s advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

ARTICLE VIII

ESCROW AND INDEMNIFICATION

Section 8.1 Escrow Funds.

(a) Prior to or on the Closing Date, Parent and the Stockholder Representatives shall appoint Bank of America, National Association (or its successor in interest or other institution selected by Parent with the consent of the Stockholder Representatives), as escrow agent (the “Escrow Agent”).

(b) On the Closing Date, Parent shall deposit or cause to be deposited with the Escrow Agent:

(i) in an account separate from the accounts in which the General Escrow Fund, the Employee Litigation Escrow Fund, the Keys Additional Employee Litigation Escrow Fund and the Stockholder Representative Escrow Fund are held an amount of cash equal to the aggregate Per Share Purchase Price Escrow Amount deducted from the amounts payable in respect of the Company Holders as of Closing.  Such account shall constitute an escrow fund (the “Purchase Price Escrow Fund”) which shall be available to compensate Parent for any negative Actual Adjustment pursuant to Section 1.8(e)(ii) and be governed by the terms set forth herein and in the Escrow Agreement.

(ii) in an account separate from the accounts in which the Purchase Price Escrow Fund, the Employee Litigation Escrow Fund, the Keys Additional Employee Litigation Escrow Fund and the Stockholder Representative Escrow Fund are held an amount of cash equal to the aggregate Per Share General Escrow Amount deducted from the amounts payable in respect of the Company Holders as of Closing.  Such account shall constitute an escrow fund (the “General Escrow Fund”) which shall be available to compensate Parent Indemnified Persons pursuant to the indemnification obligations of the Company Holders under Section 8.2(a) and be governed by the terms set forth herein and in the Escrow Agreement.

(iii) in an account separate from the accounts in which the Purchase Price Escrow Fund, the General Escrow Fund, the Keys Additional Employee Litigation Escrow Fund and the Stockholder Representative Escrow Fund are held an amount of cash equal to the aggregate Per Share Employee Litigation Escrow Amount deducted from the amounts payable in respect of the Company Holders as of Closing.  Such account shall constitute an escrow fund (the “Employee Litigation Escrow Fund” and, together with the General Escrow Fund, the “Escrow Funds”) which shall be available to compensate Parent Indemnified Persons pursuant to the indemnification obligations of the Company Holders under Section 8.2(b) and be governed by the terms set forth herein and in the Escrow Agreement and the Litigation Management Agreement.  It is understood and agreed that (x) the Company believes that the Alpert Case and the Chen Case are without merit and intends to vigorously defend its rights with respect thereto, (y) the Employee Litigation Escrow Amount and the Keys Additional Employee Litigation Escrow Amount are based on, among other things, the amount demanded by the plaintiffs in the Alpert Case and the Chen Case, and (z) the Employee Litigation Escrow Amount and the Keys Additional Employee Litigation Escrow Amount do not in any way represent any estimate or indication of the amounts that the Company expects to pay or incur in resolving the Alpert Case and the Chen Case.

(iv) in addition to the amount deposited pursuant to clause (iii) above, in an account separate from the accounts in which the Purchase Price Escrow Fund, the General Escrow Fund, the Employee Litigation Escrow Fund and the Stockholder Representative Escrow Fund are held an amount of cash equal to the aggregate Per Share Keys Additional Employee Litigation Escrow Amount deducted from the amounts payable to William M. Keys as of Closing.  Such account shall constitute an escrow fund (the “Keys Additional Employee Litigation Escrow Fund”)

which shall be governed by the terms set forth herein and in the Escrow Agreement.  Parent acknowledges and agrees that (A) funds in the Keys Additional Employee Litigation Escrow Fund are for the sole and exclusive benefit of the Company Holders (in their respective capacities as such) and, to the extent not released to the Company Holders pursuant to the Escrow Agreement, William M. Keys, and (B) neither Parent nor any of its Affiliates shall have any right, title or interest in or claim upon any portion of the Keys Additional Employee Litigation Escrow Fund.

(v) in an account (the “Stockholder Representative Escrow Account”) separate from the accounts in which the Purchase Price Escrow Fund, the General Escrow Fund, the Employee Litigation Escrow Fund and the Keys Additional Employee Litigation Escrow Fund are held an amount of cash equal to the aggregate Per Share Stockholder Representative Expense Amount deducted from the amounts payable in respect of the Company Holders as of Closing.  Such account shall constitute an escrow fund (the “Stockholder Representative Escrow Fund”) (which fund, for the avoidance of doubt, shall include all amounts deposited pursuant to this clause (v) and clause (vi) below) which shall be available to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Stockholder Representatives incurred in connection with the transactions contemplated by this Agreement and the Escrow Agreement (and that are not otherwise paid pursuant to the terms and conditions of this Agreement and the Escrow Agreement) and be governed by the terms set forth herein and in the Escrow Agreement.

(vi) in addition to the amounts deposited pursuant to clause (v) above, in the Stockholder Representative Escrow Account, $750,000 in cash, which (in addition to the uses permitted under clause (v) above) shall be used by the Stockholder Representatives (A) to pay for additional advisory fees or employee bonuses relating to the Merger, or (B) otherwise as determined by the Stockholder Representatives in accordance with the Escrow Agreement.

Section 8.2 Indemnification by Company Holders.

(a) Subject to the limitations set forth in this ARTICLE VIII, from and after the Effective Time, the Company Holders shall, solely out of the General Escrow Fund, indemnify and hold harmless the Surviving Corporation, Parent and their respective Subsidiaries and each of their respective officers, directors, Affiliates, agents and employees (hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses (including reasonable legal fees and expenses) (collectively, “Damages”) incurred by the Parent Indemnified Persons and arising out of or relating to:

(i) any misrepresentation or breach of any of the representations and warranties made by the Company in this Agreement;

(ii) any breach or violation of any covenants or agreements made by or to be performed by the Company in this Agreement;

(iii) without duplication of amounts included in Company Transaction Expenses, amounts actually paid by the Company (including the Surviving Corporation) under the letter agreements (the “Change in Control Agreements”) regarding certain severance arrangements, each dated October 10, 2012, respectively between CMC and Joyce Rubino, Dennis Veilleux, Martin Tavares and Jim Tipton,

including (x) for the avoidance of doubt, any payments to be made thereunder following the Escrow Release Date and (y) any amounts paid by the Company to such individuals in any dispute or litigation arising out of or relating to the Change in Control Agreements (or any settlements thereof), but only for the portion of such amounts described in this Section 8.2(a)(iii) that in the aggregate exceed $300,000 (the “Excess Employee Payments”); and

(iv) amounts actually paid by the Surviving Corporation in connection with the Remediation, provided that in no event shall Parent Indemnified Persons be indemnified for Damages of more than $50,000 in the aggregate arising out of or relating to this Section 8.2(a)(iv).

(b) Subject to the limitations set forth in this ARTICLE VIII, from and after the Effective Time, the Company Holders shall, solely out of the Employee Litigation Escrow Fund (and, to the extent permitted under Section 8.2(c), the General Escrow Fund), indemnify and hold harmless the Parent Indemnified Persons from and against any and all Damages incurred by the Parent Indemnified Persons and arising out of or relating to liabilities and obligations of the Company (including the Surviving Corporation), any Company Subsidiary or any of their respective directors, officers or stockholders (in each case solely in their respective capacities as such) arising out of the following litigation: (1) Merrick Alpert v. Colt’s Manufacturing Company LLC et al., currently pending before the Superior Court of the State of Connecticut (the “Alpert Case”), (2) Carlton S. Chen v. Colt’s Manufacturing Company LLC et al., currently pending before the Superior Court of the State of Connecticut and one charge filed with the United States Equal Employment Opportunity Commission and the State of Connecticut Commission on Human Rights and Opportunities captioned Chen v. Colt’s Manufacturing Company, LLC, et al. (together, the “Chen Case”), and (3) any related claim, controversy, dispute or suit brought by or on behalf of any of the plaintiffs in the Alpert Case and/or the Chen Case whether in state or federal court; provided that in no event shall any Company Holder be liable for, and no indemnification shall be made under this Agreement for, Damages incurred by any other Parent Indemnified Person or by any director, officer or stockholder of the Company or any Company Subsidiary in any other capacity (including, without limitation, Parent or Sciens Capital Partners L.P. in its capacity as a defendant in the Alpert Case, the Chen Case or any related claim or otherwise).

(c) From and after the Closing, (i) the right to obtain payment from, and only from, the General Escrow Fund shall be the Parent Indemnified Persons’ sole and exclusive remedy against the Company Holders in satisfaction of their indemnification obligations under Section 8.2(a); (ii) the right to obtain payment from, and only from, the Employee Litigation Escrow Fund shall be the Parent Indemnified Persons’ sole and exclusive remedy against the Company Holders in satisfaction of their indemnification obligations under Section 8.2(b); provided that, subject to the limitations set forth in this ARTICLE VIII, to the extent there is no amount remaining in the Employee Litigation Escrow Fund and there are amounts remaining in the General Escrow Fund, Parent Indemnified Persons may be indemnified pursuant to Section 8.2(b) out of the General Escrow Fund; and (iii) the Parent Indemnified Persons shall have no right to seek payment from the Company Holders directly pursuant to Section 8.2.  Notwithstanding anything else to the contrary contained herein, the Company Holders’ indemnification obligations under Section 8.2(a) shall terminate on the Escrow Release Date; provided, however, that such obligations shall survive with respect to any claim for indemnification that any Parent Indemnified Person has made under Section 8.2(a) in accordance with the terms hereof prior to such date.  Nothing contained in this Agreement shall limit the rights of the Parent Indemnified Persons to seek or obtain injunctive relief or any other equitable remedy to which such Parent Indemnified Person is otherwise entitled.  From and after the Closing, the sole and exclusive remedy of the Parent Indemnified Persons against the Company Holders and their Affiliates with respect to claims for Damages or otherwise, including those set forth in Section 8.2, in connection with, arising out of or resulting from this Agreement, the subject matter hereof, and the transactions contemplated hereby, shall be indemnification under the provisions of this ARTICLE VIII.

(d) Except for any indemnification with respect to any breach of any representations and warranties contained in Sections 2.1(a), 2.2, 2.3(a) and 2.12, the Company Holders shall not be liable for any Damages pursuant to Section 8.2(a)(i) (x) for any individual claim, or series of related claims, except to the extent the Damages relating thereto exceed Twenty-Five Thousand Dollars ($25,000) (the “De Minimis Amount”) or (y) for any claims unless and until the aggregate amount of Damages relating to all claims pursuant to Section 8.2(a)(i) exceeds $200,000 (the “Deductible”), and then only to the extent of the excess of such aggregate amount of Damages over the Deductible.

(e) For purposes of Section 8.2(a)(i), in determining the existence of a breach or the amount of any Damage arising therefrom, any qualifications in the representations or warranties of the Company in this Agreement with respect to Company Material Adverse Effect, materiality, material or similar standards shall be disregarded and will not have any effect.

Section 8.3 Indemnification by Parent.

(a) Subject to the limitations set forth in this ARTICLE VIII, from and after the Effective Time, Parent shall indemnify and hold harmless the Company Holders and their respective Affiliates, successors and assigns (hereinafter referred to individually as a “Company Indemnified Person” and collectively as “Company Indemnified Persons”) from and against any and all Damages incurred by the Company Indemnified Persons and arising out of or relating to:

(i) any misrepresentation or breach of any of the representations and warranties made by Parent in this Agreement;

(ii) any breach or violation of any covenants or agreements made by or to be performed by Parent or the Surviving Corporation in this Agreement; and

(iii) any Damages of any Parent Indemnified Person (other than the Company, any Company Subsidiary or any other Person in its capacity as a director, officer or stockholder of the Company or any Company Subsidiary) arising out of or relating to the Alpert Case, the Chen Case or any related claim.

(b) Nothing contained in this Agreement shall limit the rights of the Company Indemnified Persons to seek or obtain injunctive relief or any other equitable remedy to which such Company Indemnified Person is otherwise entitled.

(c) Parent shall not be liable for any Damages pursuant to Section 8.3(a)(i) (x) for any individual claim, or series of related claims, except to the extent the aggregate Damages relating thereto exceed the De Minimis Amount or (y) for any claims unless and until the aggregate amount of Damages relating to all claims pursuant to Section 8.3(a)(i) exceeds $200,000, and then only to the extent of the excess of such aggregate amount of Damages over $200,000.

(d) For purposes of Section 8.3(a)(i), in determining the existence of a breach or the amount of any Damage arising therefrom, any qualifications in the representations or warranties of Parent in this Agreement with respect to material adverse effect, materiality, material or similar standards shall be disregarded and will not have any effect.

(e) Notwithstanding anything to the contrary contained herein, the rights of the Company Indemnified Persons to seek indemnification with respect to the representations and warranties contained in Section 3.6 and the covenants contained in Section 4.4 shall terminate at the Closing.

Section 8.4 Release; Escrow Period.

(a) Within five (5) Business Days after the date on which the Merger Consideration is finally determined pursuant to Section 1.8 (or, if the Actual Adjustment is a negative number, then within five (5) Business Days after the date on which the Escrow Agent delivers payment to Parent pursuant to Section 1.8(e)(ii)), Parent and the Stockholder Representatives shall deliver a joint written authorization to the Escrow Agent to deliver to the Company Holders as of immediately prior to the Effective Time all amounts remaining in the Purchase Price Escrow Fund, including any interest and other income resulting from the investment of such amount, pro rata based upon such Company Holders’ respective Proportionate Shares.

(b) The escrow period (the “Escrow Period”) shall terminate at 11:59 p.m. New York time on the first Business Day that is on or after the day twelve (12) months after the Closing Date (the “Escrow Release Date”).  Within five (5) Business Days after the Escrow Release Date, Parent and the Stockholder Representatives shall deliver a joint written authorization to the Escrow Agent to deliver to the Company Holders as of immediately prior to the Effective Time all amounts remaining in the General Escrow Fund, including any interest and other income resulting from the investment of such amount, pro rata based upon such Company Holders’ respective Proportionate Shares; provided, however, that a portion of the General Escrow Fund as is necessary to satisfy any unsatisfied or unresolved claims pursuant to Section 8.2(a) for Damages specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Escrow Release Date shall remain in the Escrow Fund until such claims have been resolved.

(c) At any time following the Closing, if both the Alpert Case and the Chen Case are resolved by final judgments of courts of competent jurisdiction and/or settlements by the respective parties thereto, in each case in accordance with the Litigation Management Agreement, then within five (5) Business Days of such resolution, Parent and the Stockholder Representatives shall deliver a joint written authorization to the Escrow Agent to deliver to the Company Holders as of immediately prior to the Effective Time all amounts remaining in the Employee Litigation Escrow Fund, including any interest and other income resulting from the investment of such amount, pro rata based upon such Company Holders’ respective Proportionate Shares; provided that if one but not both of the Alpert Case and the Chen Case is so resolved, then Parent and the Stockholder Representatives shall deliver a joint written authorization to the Escrow Agent to deliver from the Employee Litigation Escrow Fund an amount equal to the excess, if any, of (1) the amount then remaining in the Employee Litigation Escrow Fund over (2) $2.0 million (if the Alpert Case is so resolved) or $3.0 million (if the Chen Case is so resolved), including any interest and other income resulting from the investment of such amount, to the Company Holders as of immediately prior to the Effective Time pro rata based upon such Company Holders’ respective  Proportionate Shares.

(d) Promptly following the release of all amounts remaining in the Purchase Price Escrow Fund, the General Escrow Fund and the Employee Litigation Escrow Fund pursuant to this Section 8.4 and the release of all amounts remaining in the Keys Additional Employee Litigation Escrow Fund, the Stockholder Representatives shall deliver a written authorization to the Escrow Agent to deliver to the Company Holders as of immediately prior to the Effective Time (other than holders of the Keys Shares) all amounts remaining in the Stockholder Representative Escrow Fund, including any interest and other income resulting from the investment of such amounts, pro rata based upon their respective Proportionate Shares.

Section 8.5 General Claims Procedures.

The party seeking indemnification under Section 8.2 or Section 8.3(a) (the “Indemnified Person”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Person”) or, in the case of an indemnification claim pursuant to Section 8.2, the Stockholder Representatives of the assertion of any claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnity may be sought under Section 8.2 or Section 8.3(a), as applicable (a “Third Party Claim”).  Such notice shall set forth in reasonable detail a description of such claim, the basis for indemnification therefor and a good faith estimate of the amount of Damages arising therefrom.  In the case of any indemnification claim by Parent pursuant to Section 8.2 (other than indemnification claims pursuant to Section 8.2(b), which are addressed in the Litigation Management Agreement), such notice shall take the form of a certificate signed by an officer of Parent (an “Officer’s Certificate”), which Parent shall simultaneously deliver to both the Stockholder Representatives and the Escrow Agent.  The failure to notify the Indemnifying Person (or, in the case of an indemnification claim pursuant to Section 8.2, the Stockholder Representatives) in accordance with this Section 8.5 shall not relieve the Indemnifying Person of its indemnification obligations hereunder, except to the extent such failure shall have actually and materially prejudiced the Indemnifying Person.

Section 8.6 Claims Upon Escrow Fund.

(a) Upon receipt of any Officer’s Certificate, the Escrow Agent shall set aside a portion of the applicable Escrow Fund equal to the good faith estimate of Damages set forth therein.

(b) The Stockholder Representatives shall have twenty (20) Business Days from the receipt of the Officer’s Certificate to object to the claim set forth therein.  Except as provided in Section 8.6(c), the Escrow Agent shall make no delivery of any portion of the Escrow Funds to Parent during such twenty (20) Business Day period, or at any time thereafter if the Stockholder Representatives deliver a written statement to Parent and the Escrow Agent objecting to the claim set forth in the Officer’s Certificate within such twenty (20) Business Day period.

(c) On the fifth (5th) Business Day after the earliest of (i) the Escrow Agent’s receipt of written authorization from the Stockholder Representatives or from the Stockholder Representatives jointly with Parent, (ii) the Escrow Agent’s receipt of written notice of a final decision in litigation of the claim pursuant to Section 8.7, and (iii) the expiration of the twentieth (20th) Business Day after delivery of the Officer’s Certificate to the Stockholder Representatives and the Escrow Agent, if and only if the Stockholder Representatives have not contested the applicable claim pursuant to Section 8.6(b) within such period, the Escrow Agent shall deliver the applicable portion of each applicable Escrow Fund to Parent equal in the aggregate to the amount of Damages to be paid in accordance with the terms hereof and of the Escrow Agreement.

Section 8.7 Resolution of Conflicts; Litigation.

(a) In case the Stockholder Representatives shall object in writing to any claim or claims by Parent made in any Officer’s Certificate pursuant to Section 8.6(b), Parent shall have twenty (20) days after receipt by the Escrow Agent of such objection by the Stockholder Representatives to respond in a written statement to the objection of the Stockholder Representatives.  If after such twenty

(20) day period there remains a dispute as to any claims, the Stockholder Representatives and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholder Representatives and Parent should so agree, a written statement setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such written statement and shall distribute the applicable portion of the applicable Escrow Fund in accordance with the terms thereof and the Escrow Agreement.

(b) If no such agreement can be reached after good faith negotiation during the thirty (30) day period set forth in Section 8.7(a), either Parent or the Stockholder Representatives may, by appropriate process and consistent with Section 9.7, institute litigation of the matter between Parent and the Stockholder Representatives, unless the amount of the Damages is at issue in pending litigation with a third party, in which event litigation between Parent and the Stockholder Representatives shall not be commenced until the amount of such Damages is ascertained.  The final decision in such litigation shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 8.7, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith and the terms hereof and of the Escrow Agreement.

Section 8.8 Stockholder Representatives.

(a) Donald E. Zilkha and Edward L. Koch III are hereby constituted, appointed and empowered as the Stockholder Representatives, for the benefit of the Company Holders and the exclusive agents and attorneys-in-fact to act on behalf of each Company Holder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to negotiate, execute and deliver such waivers, consents and amendments (other than any written consent of the Company Holders adopting this Agreement) under this Agreement and the consummation of the transactions contemplated hereby as the Stockholder Representatives, in their sole discretion, may deem necessary or desirable; (ii) as the Stockholder Representatives, to enforce and protect the rights and interests of the Company Holders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, and to take any and all actions which the Stockholder Representatives believe are necessary or appropriate under this Agreement for and on behalf of the Company Holders including, consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any Governmental Entity against the Stockholder Representatives and/or any of the Company Holders, and receive process on behalf of any or all Company Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholder Representatives shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholder Representatives may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholder Representatives shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iii) to refrain from enforcing any right of the Company Holders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Stockholder Representatives, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholder Representatives or by the Company Holders unless such waiver is in writing signed by the waiving party or by the

Stockholder Representatives; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Company Holders in connection with any matter arising under this Agreement; and (vi) to instruct the Escrow Agent to collect, hold and disburse the Purchase Price Escrow Fund, the General Escrow Fund, the Employee Litigation Escrow Fund, the Keys Additional Employee Litigation Escrow Fund and the Stockholder Representative Escrow Fund in accordance with the terms of this Agreement, the Escrow Agreement and the Litigation Management Agreement.

(b) By voting in favor of the adoption of this Agreement and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Holder grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the specific and limited matters described above, as fully to all intents and purposes as such Company Holder might or could do in person, hereby ratifying and confirming all that the Stockholder Representatives may lawfully do or cause to be done by virtue hereof.  Each Company Holder further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Stockholder Representatives of any documents executed by the Stockholder Representatives pursuant to this Section 8.8, such Company Holder shall be bound by such documents as fully as if such Company Holder had executed and delivered such documents.  No bond shall be required of the Stockholder Representatives, and each Stockholder Representative shall receive as compensation for his services a fee of $75,000, payable in four equal installments at the beginning of the first, second, third and fourth quarters, respectively, following the Closing.

(c) The Stockholder Representatives shall be entitled to receive reimbursement from, and be indemnified by, the Company Holders for certain expenses, charges and liabilities as provided below.  In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representatives hereunder, (i) the Stockholder Representatives shall incur no responsibility whatsoever to any Company Holders by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Stockholder Representatives shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representatives pursuant to such advice shall in no event subject the Stockholder Representatives to liability to any Company Holders.  Each Company Holder shall indemnify, severally and not jointly, based on such Company Holder’s Proportionate Share, the Stockholder Representatives against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholder Representatives hereunder in their specific capacities as such in accordance with the first sentence of Section 8.8(g) below.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholder Representatives hereunder for their willful misconduct.  The Stockholder Representatives shall have the right to recover, at their sole discretion, from the Stockholder Representative Escrow Fund, prior to any distribution to the Company Holders, any amounts to which they are entitled pursuant to the expense reimbursement and indemnification provisions of this Section 8.8(c).  In the event of any indemnification hereunder, upon written notice from the Stockholder

Representatives to the Company Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Holder as of immediately prior to the Effective Time shall promptly deliver to the Stockholder Representatives full payment of his or her Proportionate Share of the amount of such deficiency.  The Stockholder Representatives shall establish such terms and procedures for administering, investing and disbursing any amounts from the Stockholder Representative Escrow Fund as they may determine in their reasonable judgment to be necessary, advisable or desirable to give effect to the provisions of this Agreement.

(d) All of the indemnities, immunities and powers granted to the Stockholder Representatives under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(e) Subject to Section 8.9, Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representatives pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Company Holders.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Holder and (ii) shall survive the consummation of the Merger, and any action taken by the Stockholder Representatives pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Company Holder notwithstanding any contrary action of or direction from such Company Holder, except for actions or omissions of the Stockholder Representatives constituting willful misconduct.

(g) Each of the Company, Merger Sub and Parent acknowledges and agrees that the Stockholder Representatives are a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby.  Accordingly, each of the Company, Merger Sub and Parent acknowledges and agrees that, other than in the Stockholder Representatives’ role as Company Holders, the Stockholder Representatives shall have no liability to, and shall not be liable for any losses of, any of the Company, Merger Sub, the Surviving Corporation, Parent or any of their respective Affiliates in connection with any obligations of the Stockholder Representatives under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such losses shall be proven to be the direct result of fraud or willful misconduct by the Stockholder Representatives in connection with the performance of its obligations hereunder.

Section 8.9 Actions of the Stockholder Representatives.

A decision, act, consent or instruction of the Stockholder Representatives hereunder shall constitute a decision of all of the Company Holders and shall be final, binding and conclusive upon each and every Company Holder, and the Escrow Agent, the Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Stockholder Representatives as being the decision, act, consent or instruction of each and every Company Holder; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Stockholder Representatives shall not have the authority to bind the Company Holders for Damages in excess of their respective Proportionate Shares of the Purchase Price Escrow Amount, the General Escrow Amount and the Employee Litigation Escrow Amount and, in the case of William M. Keys, the Keys Additional Employee Litigation Escrow Amount.  The Escrow Agent, the Paying Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representatives.

Section 8.10 Third Party Claims.

(a) The Indemnifying Person (or, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders) shall be entitled to participate in the defense of any Third Party Claim for which indemnity may be sought from such Indemnifying Person under this ARTICLE VIII and, subject to this Section 8.10, shall be entitled to control the defense of any such Third Party Claim, including the settlement and compromise thereof, in each case at its own expense.

(b) If the Indemnifying Person (or, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders) desires to assume the control of the defense of any Third Party Claim in accordance with this Section 8.10, the Indemnifying Person (or, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders) shall give written notice to the Indemnified Person within thirty (30) days after the Indemnified Person has given written notice of the Third Party Claim pursuant to Section 8.5.  If such notice is duly given, the Indemnifying Person (or, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders) shall be entitled to control the defense of such Third Party Claim so long as (i) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person or otherwise involve the recall of products sold by the Company and its Subsidiaries and (ii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal enforcement action of a Governmental Entity.  If the Indemnifying Person (or, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders) assumes control of the defense of a Third Party Claim, (A) the Indemnified Person shall be entitled to participate in the defense thereof and to employ separate counsel of its choice for such purpose at its own expense, and (B) the Indemnifying Person (or, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders) shall obtain the prior written consent of the Indemnified Person before entering into any settlement of such Third Party Claim unless such settlement (i) releases the Indemnified Person and its Affiliates from all liabilities and obligations with respect to such Third Party Claim, (ii) does not impose any equitable relief against the Indemnified Person, (iii) does not involve the disposition of, or creation of any encumbrance on, any property or asset of the Indemnified Person, the Surviving Corporation or any of their Affiliates and (iv) does not create or impose any obligations on the Indemnified Person, the Surviving Corporation or any of their Affiliates (other than customary confidentiality obligations and other provisions that are customary for a settlement of the same type as such settlement, including customary obligations and restrictions regarding release of claims, non-disparagement, non-defamation and no re-employment, as applicable) (and, in the case of a Third Party Claim related to Taxes, such settlement does not adversely affect Parent or any of its Affiliates (including the Surviving Corporation and the Company Subsidiaries) in any Post-Closing Tax Period), in which case the Indemnified Person’s prior written consent shall not be required in connection with such settlement.

(c) If the Indemnifying Person (or, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders) does not duly deliver the notice contemplated by Section 8.10(b), or if such notice is duly given but any of the other conditions in Section 8.10(b) is unsatisfied, the Indemnified Person may defend, and may, subject to Section 8.10(d), consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.  Whether or not the Indemnifying Person (or, if the Indemnifying Person is a Company Holder, the Stockholder

Representatives on behalf of the Company Holders) shall have assumed the defense of a Third Party Claim, no Indemnified Person (or any of its Affiliates) shall admit any liability, consent to the entry of any judgment or enter into any compromise or settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Person (or, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders), such consent not to be unreasonably withheld, conditioned or delayed.

(e) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.10 shall be applicable to the Alpert Case, the Chen Case or any related claims.

Section 8.11 Calculation of Damages; Limitations.

(a) The amount of any Damages payable under Section 8.2 or Section 8.3(a), as applicable, by any Indemnifying Person shall be determined net of any (i) amounts actually recovered by the relevant Indemnified Person under applicable insurance policies or from any other Person alleged to be responsible therefor and (ii) cash Tax savings actually realized by such Indemnified Person and its Affiliates in the taxable year in which such indemnification payment is made arising from the events that resulted in the indemnity payment.  Each Indemnified Person shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 8.2 or Section 8.3(a), as applicable; provided that, unless the Indemnified Person breaches its obligations under this Section 8.11(a), the Indemnifying Person shall not be entitled to raise any alleged failure of the Indemnified Person to pursue insurance coverage or any other Person alleged to be responsible as a basis for contesting the Indemnified Person’s right to recover from the General Escrow Fund.  Subject to the terms of the Litigation Management Agreement, if the Indemnified Person receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible, for any Damages, after an indemnification payment by the Indemnifying Person in respect of such Damages, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the amount received by the Indemnified Person, net of any costs and expenses incurred by such Indemnified Person in collecting such amount and any increase to premiums resulting from making any claim thereunder.

(b) The Indemnifying Person shall not be liable under Section 8.2 or Section 8.3(a), as applicable, for any (i) Damages relating to any costs, fees, expenses or liabilities to the extent that such costs, fees, expenses or liabilities were taken into account in the determination of the Actual Adjustment pursuant to Section 1.8, (ii) Damages relating to any matter arising under one provision of this Agreement to the extent that the Indemnified Persons have recovered such Damages with respect to such matter under another provision of this Agreement, (iii) consequential or punitive Damages or (iv) Damages for lost profits (except, in the cases of the foregoing clauses (iii) and (iv), for any such Damages incurred by an Indemnified Person in connection with a Third Party Claim against such Indemnified Person for such Damages).

(c) Each Indemnified Person shall take commercially reasonable steps to mitigate in accordance with applicable Legal Requirements any Damages for which such Indemnified Person seeks indemnification under this Agreement upon becoming aware of any event that would reasonably be expected to give rise to such assertion.  If such Indemnified Person mitigates its Damages after the Indemnifying Person has paid the Indemnified Person under any indemnification provision of this Agreement in respect of such Damages, the Indemnified Person must notify the Indemnifying Person (and, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders) and pay to the Indemnifying Person the extent of the value of the benefit to the Indemnified Person of that mitigation (less the Indemnified Person’s reasonable costs of mitigation) within thirty (30) days after the benefit is received.

(d) If any Indemnified Person receives payment from an Indemnifying Person in respect of any Damages pursuant to Section 8.2 or Section 8.3(a), as applicable, and the Indemnified Person could have recovered all or a part of such Damages from a third Person (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Person, the Indemnified Person shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Person (and, if the Indemnifying Person is a Company Holder, the Stockholder Representatives on behalf of the Company Holders) to recover from the Potential Contributor the amount of such payment; provided that if the Indemnified Person shall not have received payment in full of all such Damages (including as a result of any limits on indemnification in this ARTICLE VIII), then no such assignment shall be required until such full payment has been received from the Indemnifying Person and such third party.

(e) Notwithstanding anything in this Section 8.11 to the contrary and, without limitation of Section 8.2(c), no Indemnified Person shall be permitted to seek contribution, or in any other manner seek to recover, from any Indemnifying Person with respect to any matters that is subject to the indemnification provisions in this ARTICLE VIII.

(f) If the Company Holders, as Indemnifying Persons, are entitled to any amounts pursuant to the last sentence of Section 8.11(a) or Section 8.11(c), the Stockholder Representatives shall distribute such amounts to the Company Holders pro rata based on their respective Proportionate Shares.

Section 8.12 Aggregate Merger Consideration Adjustment.

The Company, Parent, the Stockholder Representatives and the Company Holders agree to treat each indemnification payment pursuant to this ARTICLE VIII as an adjustment to the aggregate Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax law.

Section 8.13 Tax Matters.

Notwithstanding anything herein to the contrary, the rights and obligations of the parties with respect to indemnification for any and all Tax matters (including with respect to any breach of any representation or warranty set forth in Section 2.12) shall be subject to the provisions of this ARTICLE VIII.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Survival.

The representations and warranties of the Company contained herein shall survive until the first Business Day that is on or after the day twelve (12) months after the Closing Date.  The agreements set forth in this Agreement shall terminate at the Effective Time except for those certain\

covenants and agreements (such as those relating to the right to indemnification) that specifically call for action after the Effective Time, which shall survive until the expiration of the applicable statute of limitations unless otherwise specifically provided herein. In no case shall the termination of the representations, warranties, covenants and agreements affect any claim for misrepresentation or breach thereof or default thereunder if written notice of such misrepresentation, breach or default is given to the Stockholder Representatives in accordance with the terms of Section 8.5 prior to such termination.

Section 9.2 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed received (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt of transmission by facsimile (or, the first Business Day following such receipt if (1) the date is not a Business Day or (2) confirmation of receipt is given after 5:00 p.m., New York time) or (iii) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (1) the date is not a Business Day or (2) confirmation of receipt is given after 5:00 p.m., New York time), to the parties at the following address or facsimile numbers (or at such other addresses or facsimile number for a party as shall be specified by like notice):

(a) if to Parent, Merger Sub or the Surviving Corporation, to:

Colt Defense LLC PO Box 118 Hartford, Connecticut 06141 Attention: Jeffrey G. Grody, General Counsel Facsimile No.: (860) 244-1442 E-mail: jgrody@colt.com with a copy (not notice) to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005-170
Attention:  William J. Miller, Esq.
                  John Papachristos, Esq.
Facsimile No.:  (212) 269-5420
E-mail:  wmiller@cahill.com
              jpapachristos@cahill.com

(b) if to the Company prior to the Closing, to:

New Colt Holding Corp. 545 New Park Ave. West Hartford, CT 06110 Attention: Donald E. Zilkha Joseph Dieso Facsimile No.: (860) 244-1442 Email: dzilkha@zilkhainvestments.com jdieso@colt.com with a copy (not notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  Richard J. Sandler, Esq.
                 John H. Butler, Esq.
Facsimile No.:  (212) 701-5800
E-mail:  richard.sandler@davispolk.com
             john.butler@davispolk.com

(c) if to the Stockholder Representatives, to:

Donald E. Zilkha
c/o Zilkha Investments, L.P.
152 West 57th Street
37th Floor
New York, NY  10019
Facsimile No.:  (212) 333-4155
Email:  dzilkha@zilkhainvestments.com

Edward L. Koch III
1725 York Avenue, Apt. #26A
New York, NY 10128
Facsimile No.:  (212) 687-0411
Email:  tedkoch@verizon.net

with a copy (not notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  Richard J. Sandler, Esq.
                  John H. Butler, Esq.
Facsimile No.:  (212) 701-5800
E-mail:  richard.sandler@davispolk.com
             john.butler@davispolk.com

Section 9.3 Interpretation; Certain Definitions.

The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.  No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.  Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to any statute or regulation shall be deemed to be to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, any rules and regulations promulgated thereunder), and references to any section of any statute or regulation shall be deemed to include any successor to the section; and (f) references to any Contract are to such Contract as amended, modified, supplemented or replaced from time to time.  The phrase “made available” in this Agreement means that the information referred to has been made available if requested by the party to whom such information is to be made available.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Acquisition Proposal” with respect to the Company, means any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of ten percent (10%) or more interest in the total outstanding voting securities of the Company or any Company Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any Company Subsidiary, (b) any merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of ten percent (10%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

“Actual Adjustment” means (a) the Merger Consideration as finally determined pursuant to Section 1.8 minus (b) the Estimated Merger Consideration.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Warrant Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Company Warrants outstanding as of immediately prior to the Effective Time had such Company Warrants been exercised in full (and assuming concurrent payment in full of the exercise price of each such Company Warrant solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable warrant documents pursuant to which such Company Warrant was issued.

“Assumed Indebtedness” means the Indebtedness set forth on Section 9.3(a) of the Company Disclosure Schedule.

“Audit” means any audit, investigation, assessment of Taxes, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company and the Company Subsidiaries as at December 31, 2012 and December 31, 2011, respectively, together with the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the years then ended, including the notes thereto, all as certified by Marcum LLP, independent public accountants, whose reports thereon are included therein.

“BofA Rollover Letter” means the letter agreement, dated on or about July 10, 2013, by and among Banc of America Leasing & Capital, LLC, the Company and CMC.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Cash and Cash Equivalents” means (a) the accounting book balance of all cash and cash equivalents (including marketable securities and short term investments), net of checks issued by the Company or any Company Subsidiary but not yet cashed, of the Company and the Company Subsidiaries on a consolidated basis as of 11:59 p.m. on July 2, 2013, plus (b) the aggregate amount paid prior to or substantially concurrently with the Closing by the Company and the Company Subsidiaries pursuant to or under the GE Lease in connection with the termination thereof; plus (c) the aggregate Keys Lease Termination Payment paid by the Company and the Company Subsidiaries as of 11:59 p.m. on the day preceding the Closing Date.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of 11:59 p.m. on July 2, 2013.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commercial Tax Agreement” means any commercial agreement not primarily related to Taxes that may impose contractual liability on the Company or a Company Subsidiary for Taxes of another Person, such as credit facilities with gross provisions or real estate leases with tax escalation provisions; provided, that an agreement relating to the sale or other disposition (including a spinoff or splitoff) of an entity or any assets shall not be considered a Commercial Tax Agreement.

“Company Capital Stock” means all shares of Company Common Stock and Company Preferred Stock.

“Company Holder” means, together, the Company Stockholders and each holder of Company Warrants at any time of determination.

“Company Material Adverse Effect” means any event, change, effect, circumstance or development that has had a materially adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company and the Company Subsidiaries relating to or arising in connection with (a) any action taken or not taken at the request of Parent and its directors, officers, counsel and representatives, or any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement, the Escrow Agreement or the Litigation Management Agreement; (b) changes affecting the industries in which the Company and the Company Subsidiaries operate generally or the economy of the United States of America or any other country; (c) any changes in capital markets, exchange rates or interest rates in the United States of America or any other country; (d) any changes in general political or social conditions in the United States of America or any other country; (e) any changes in applicable Legal Requirements or GAAP, or the interpretation or enforcement thereof; (f) any failure by the Company and the Company Subsidiaries to meet internal budgets, plans or projections (it being understood and agreed that the facts and circumstances that may gave rise or contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); (g) the announcement, pendency or consummation of the Merger and the other transactions contemplated by this Agreement (including any cancellation or non-renewal of customer orders or agreements or any other disruption in customer, supplier, distributor, partner or similar business relationships); and (h) hostilities, acts of war, terrorism or natural disasters, or any material escalation of any such hostilities, acts of war or terrorism existing as of the date hereof, except to the extent that any of the effects referred to in the foregoing clauses (b), (c) and (d) have a unique or materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and the Company Subsidiaries operate, in which case the extent of such unique or disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company-Owned Intellectual Property” means all Intellectual Property that is owned or is purported (by the Company or any Company Subsidiary) to be owned (whether in whole or in part, but only to the extent of such purported ownership) by the Company or any Company Subsidiary.

“Company Stockholder” means a holder of shares of Company Common Stock.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Transaction Expenses” means (a) all legal, accounting, consulting (including, without limitation, Almada Corp.), broker’s, investment banker, advisor (including, without limitation, Moelis & Company), dataroom provider or other similar out-of-pocket fees and expenses, all bonuses (excluding, for the avoidance of doubt, ordinary course annual bonuses), in each case, incurred and unpaid as of immediately prior to the Effective Time by the Company and the Company Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the consummation of the transactions contemplated hereby and the Closing; and (b) the premium payable by the Company in connection with the extension of its D&O Insurance pursuant to Section 5.6 of this Agreement.  For the avoidance of doubt, (i) “Company Transaction Expenses” shall not include any Transfer Taxes, (ii) “Company Transaction Expenses” shall not be deemed to include any amounts paid or payable by the Company or any Company Subsidiary in connection with the termination of any Master Lease or the BofA Rollover Letter, and (iii) “Company Transaction Expenses” shall not include any amounts to the extent paid out of the Stockholder Representative Escrow Fund.

“Company Warrant” means each warrant to acquire shares of Company Common Stock.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation, arrangement or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Employee Litigation Escrow Amount” means $5.0 million.

“Environmental Law” means any Legal Requirement relating to the environment, natural resources, endangered or threatened species or relating to pollution or protection of the environment, or the emission, discharge, storage, release or threatened release of Hazardous Material into the environment or otherwise relating to the manufacture, use, disposal, or handling of, or exposure to, Hazardous Material, and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §§ 9601 et seq. or the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC §§ 6901 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Financial Statements” means the Audited Financial Statements (including in all cases the notes and schedules thereto, if any).

“Fully Diluted Share Number” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding any and all shares of Company Common Stock owned by the Company as treasury stock or owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company), assuming for this purpose the exercise in full of all Company Warrants outstanding immediately prior to the Effective Time (assuming for-cash exercise).

“General Escrow Amount” means $3.0 million.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit.

“Hazardous Materials” means any contaminant, pollutant, petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste (including, without limitation, lead), in each case that is regulated under Environmental Law.

“Income Tax Returns” means any Tax Returns with respect to Income Taxes.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) net income or profits (including any capital gains or alternative minimum Taxes), (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition or (c) franchise or similar Taxes imposed in lieu of net income or profits Taxes.

“Indebtedness” of any Person means (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (a) or (b); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (e) all Guarantees by such Person; and (f) all capital lease obligations of such Person (other than those capital lease obligations listed on Section 9.3(b)(1) of the Company Disclosure Schedule); (g) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (h) all obligations of such Person as an account party in respect of letters of credit (but only to the extent such letters of credit are drawn) and bankers’ acceptances; provided, that Indebtedness shall not include (i) accounts payable to trade creditors, accrued expenses and deferred revenues, the endorsement of negotiable instruments for collection, and Indebtedness owing from the Company or any wholly owned Company Subsidiary to the Company, any wholly owned Company Subsidiary, Parent of any of its Affiliates or (ii) any amounts related to or arising out of the GE Lease or the BofA Rollover Letter.  For the avoidance of doubt, all items categorized as “capital leases” in Section 9.3(b)(2) of the Company Disclosure Schedule shall be deemed to be capital leases and all items categorized as “operating leases” in Section 9.3(b)(2) of the Company Disclosure Schedule shall be deemed to be operating leases for all purposes under this Agreement.  The Indebtedness of any Person shall include all Indebtedness of any partnership in which such Person is a general partner.

“Individual Aggregate Warrant Exercise Price” means, with respect to each Company Holder, the aggregate exercise price that would be paid to the Company in respect of all Company Warrants held by such Company Holder as of immediately prior to the Effective Time had such Company Warrants been exercised in full (and assuming concurrent payment in full of the exercise price of each such Company Warrant solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable warrant documents pursuant to which such Company Warrant was issued.

“Individual Estimated Merger Consideration” means, with respect to each Company Holder, an amount equal to the excess of (a) the product of (1) the Per Share Estimated Merger Consideration, multiplied by (2) the Individual Fully Diluted Share Number of such Company Holder, over (b) the Individual Aggregate Warrant Exercise Price of such Company Holder.

“Individual Fully Diluted Share Number” means, with respect to each Company Holder, the number of shares of Company Common Stock held by such Company Holder immediately prior to the Effective Time, assuming for this purpose the exercise in full of all Company Warrants held by such Company Holder immediately prior to the Effective Time (assuming for-cash exercise).

“Intellectual Property” means trademarks, service marks, trade names, mask works, inventions, patents, trade secrets, copyrights, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights.

“IRS” means the Internal Revenue Service.

“Keys Leases” means (a) the Apartment Lease between Peter Behnke of 70 Arundel Ave., West Hartford, Connecticut 06107, as landlord, and CMC of 545 New Park Avenue, West Hartford, Connecticut 06110, as tenant, with respect to the apartment located at 37 Whitman Avenue, Apartment No. 1., West Hartford, Connecticut, having a term starting on May 1, 2013 and ending on April 30, 2014 (the “Keys Apartment Lease) and (b) Closed End Motor Vehicle Lease Agreement relating to Account Number 04-0532-61611, as extended on August 8, 2012, between CMC as Lessee and Lexus Financial Services as Lessor, having a maturity date of March 1, 2013 (the “Keys Auto Lease).

“Keys Additional Employee Litigation Escrow Amount” means $1.25 million.

“Keys Benefits Letter“ means the letter agreement, dated as of July 12, 2013, by and between the Company and Williams M. Keys, relating to the payment by the Company of certain health plan premiums for Williams M. Keys.

“Keys Shares” means the (i) the 4,336 shares of Company Common Stock owned by William M. Keys on the date hereof (Stock Certificate No. C 19), (ii) the 19,018.16 shares of Company Common Stock subject to Company Warrants owned by William M. Keys on the date hereof (Warrant Certificate No. NCH-2) and (iii) any securities received with respect to the foregoing upon any stock split, stock dividend, recapitalization, anti-dilution adjustment or other similar event and, in the case of Company Warrants, upon the exercise thereof.

“Knowledge” means (a) with respect to any natural person, the actual knowledge, of such person, or (b) with respect to any corporation or entity, the actual knowledge of such party’s officers (including vice presidents) and directors.

“Legal Requirement” means, with respect to any Person, any law, treaty, statute, code, ordinance, decree, administrative order, constitution, bylaw, permit, directive, policy, standard, rule, regulation, guideline and lawful requirements of any Governmental Entity or arbitral body and all judicial, administrative and arbitral judgments, orders (including injunctions), decisions or awards of any Governmental Entity or arbitral body, including general principles of common law, civil law and equity applicable to such Person, any property (immovable and real or movable and personal, tangible or intangible) of such Person or any activity of such Person.

“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (a) statutory liens for Taxes, which (i) are not yet due and payable or (ii) are being contested in good faith by appropriate proceedings and disclosed in Section 2.12 of the Company Disclosure Schedule, (b) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, and other like liens, to secure claims for labor, materials or supplies incurred in the ordinary course of business and (i) not yet delinquent or (ii) being contested in good faith, (e) restrictions on transfer of securities imposed by applicable state and federal securities laws and (f) non-exclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business.

“Master Leases” means (a) Master Lease Agreement, dated January 14, 2009, by and between Banc of America Leasing & Capital, LLC and CMC, and all related ancillary agreements and documents, exhibits and schedules (collectively, the “BofA Lease”) and (b) the Master Lease Agreement dated November 9, 2007 by and between General Electric Capital Corporation and CMC, and all related ancillary agreements and documents, exhibits and schedules (collectively, the “GE Lease”).

“Merger Consideration” means (a) $60,500,000, plus (b) the Net Cash Adjustment (which may be a negative number), plus (c) the Net Working Capital Adjustment (which may be a negative number), minus (d) the Net Debt Adjustment (which may be a negative number), minus (e) the amount of Company Transaction Expenses.

“Net Cash Adjustment” means (a) the amount by which Cash and Cash Equivalents exceeds Two Million Dollars ($2,000,000), or (b) the amount by which Cash and Cash Equivalents is less than Two Million Dollars ($2,000,000), as applicable; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Net Debt Adjustment” means (a) the amount by which Closing Indebtedness exceed One Million Dollars ($1,000,000), or (b) the amount by which Closing Indebtedness is less than One Million Dollars ($1,000,000), as applicable; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Net Working Capital” means, as of 11:59 p.m. on July 2, 2013, (a) the consolidated current assets (excluding all Tax assets (including deferred Tax assets) other than refunds receivable in respect of non-income Taxes) less (b) the consolidated current liabilities (excluding all Tax liabilities (including deferred Tax liabilities) other than payables in respect of non-income Taxes), in each case (1) of the Company and the Company Subsidiaries, (2) giving effect to the termination of the GE Lease and (3) excluding any amounts taken into account in the calculation of Cash and Cash Equivalents, and, in the case of clause (b), other than (A) any Keys Lease Termination Payment payable by the Company and the Company Subsidiaries, (B) any amounts with respect to or included in (x) Company Transaction Expenses or (y) Specified Employee Costs, (C) any amounts related to or arising out of the BofA Rollover Letter, and (D) any amounts payable under the Keys Benefits Letter (and, if any amounts are actually paid with respect to the Keys Benefits Letter prior to 11:59 p.m. on July 2, 2013, Net Working Capital shall be increased by the amount of such payments).

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds Target Net Working Capital, or (b) the amount by which Target Net Working Capital exceeds Net Working Capital, as applicable; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Non-Income Tax Returns” means any Tax Returns other than Income Tax Returns.

“Parent True-Up Amount” means:

(a)     in the case of any Income Tax Return for a Pre-Closing Tax Period other than a Straddle Period, either (1) if such excess is a positive number, the excess of (A) any overpayment of Income Tax with respect to such Tax Return over (B) 50% of any Warrant Tax Benefit actually realized in such Tax Return or (2) if the excess in clause (1) is not a positive number, zero (0); and

(b)      in the case of any Income Tax Return that is a Straddle Period Tax Return, either (1) if such excess is a positive number, the excess of (A) any overpayment of Income Taxes allocable to the pre-Closing portion of such Straddle Period (treating any Warrant Tax Benefit actually realized with respect to such Tax Return as arising in the pre-Closing portion of such Straddle Period) over (2) 50% of any Warrant Tax Benefit actually realized in such Tax Return or (2) if the excess in clause (1) is not a positive number, zero (0).

“Per Share Employee Litigation Escrow Amount” means, with respect to each share of Company Common Stock or Company Common Stock subject to a Company Warrant, the product of (a) the Proportionate Share of the holder of such share or Company Warrant, as applicable, immediately prior to the Effective Time, multiplied by (b) the Employee Litigation Escrow Amount, divided by (c) the Individual Fully Diluted Share Number of such holder.

“Per Share Estimated Merger Consideration” means an amount equal to the quotient of (a) the Estimated Merger Consideration, plus the Aggregate Warrant Exercise Price, divided by (b) the Fully Diluted Share Number.

“Per Share General Escrow Amount” means, with respect to each share of Company Common Stock or Company Common Stock subject to a Company Warrant, the product of (a) the Proportionate Share of the holder of such share or Company Warrant, as applicable, immediately prior to the Effective Time, multiplied by (b) the General Escrow Amount, divided by (c) the Individual Fully Diluted Share Number of such holder.

“Per Share Keys Additional Employee Litigation Escrow Amount” means, with respect to each Keys Share, (a) the Proportionate Share of the holder of such Keys Share of the Keys Additional Employee Litigation Escrow Amount divided by (b) the aggregate number of Keys Shares held by such holder immediately prior to the Effective Time (assuming the exercise in full of all Company Warrants (assuming for-cash exercise)).

“Per Share Purchase Price Escrow Amount” means, with respect to each share of Company Common Stock or Company Common Stock subject to a Company Warrant, the product of (a) the Proportionate Share of the holder of such share or Company Warrant, as applicable, immediately prior to the Effective Time, multiplied by (b) the Purchase Price Escrow Amount, divided by (c) the Individual Fully Diluted Share Number of such holder.

“Per Share Stockholder Representative Expense Amount” means (a) the Stockholder Representative Expense Amount divided by (b) the Fully Diluted Share Number.

“Permits” means all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions, judgments, orders, injunctions, decrees and writs from Governmental Entities.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a Government Entity or any other type of entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and any post-Closing portion of a Straddle Period.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and any pre-Closing portion of a Straddle Period.

“Proportionate Share” means, with respect to each Company Holder, a fraction, the numerator of which is the Individual Estimated Merger Consideration of such Company Holder, and the denominator of which is the Estimated Merger Consideration; provided that with respect to the Keys Additional Employee Litigation Escrow Amount, the Per Share Keys Additional Employee Litigation Escrow Amount and the Keys Additional Employee Litigation Escrow Fund, “Proportionate Share” means, with respect to each holder of Keys Shares as of immediately prior to the Effective Time, a fraction the numerator of which is the Individual Estimated Merger Consideration of such holder and the denominator of which is the aggregate Individual Estimated Merger Consideration of all holders of Keys Shares immediately prior to the Effective Time.

“Purchase Price Escrow Amount” means $1 million.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Remediation” means the removal and replacement of soil contaminated with lead in the area adjacent to CMC’s “Commercial Range” (the “Adjacent Area”) at the New Park Avenue Property in a manner substantially consistent with the soil removal and replacement that occurred in 2011 in the Adjacent Area, but only to the extent such removal and replacement is undertaken in a reasonably cost-effective manner to fulfill the Company’s obligations under the minimum requirements of applicable Environmental Laws, using, where permissible, risk based standards, engineering or institutional controls or deed or other restrictions so long as such standards, controls or restrictions do not materially limit those industrial activities being performed at the New Park Avenue Property as of Closing.

“Seller True-Up Amount” means:

(a)           in the case of any Income Tax Return for a Pre-Closing Tax Period other than a Straddle Period, either (1) if such excess is a positive number, the excess of (A) any Income Taxes due with respect to such Tax Return plus 50% of any Warrant Tax Benefit actually realized in such Tax Return over (B) any overpayment of Income Tax with respect to such Tax Return or (2) if the excess in clause (1) is not a positive number, zero (0); and

(b)            in the case of any Income Tax Return for a Straddle Period, either (1) if such excess is a positive number, the excess of (A) any Income Taxes allocable to the pre-Closing portion of such Straddle Period plus 50% of any Warrant Tax Benefit actually realized in such Tax Return over (B) any overpayment of Income Taxes allocable to the pre-Closing portion of such Straddle Period (treating any Warrant Tax Benefit actually realized in such Tax Return as arising in the pre-Closing portion of such Straddle Period) or (2) if the excess in clause (1) is not a positive number, zero (0).

“Solvent” means, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; (c) such Person does not have unreasonably small capital to carry on its business; and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“Specified Employee Costs” means obligations and liabilities of the Company arising out of or resulting from (i) the Alpert Case, the Chen Case or any related claim, (ii) the Change in Control Agreements or (iii) the Excess Employee Payments.

“Stockholder Representative Expense Amount” means $750,000.

“Straddle Period” means any Tax period that begins on or prior to, and ends after, the Closing Date.

“Subsidiary” means, with respect to any Person, any Person if such Person (a) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Target Net Working Capital” means $2.5 million.

“Tax” or “Taxes” means (i) all federal, state, local or non-U.S. taxes, duties, imposts, levies, assessments or similar charges imposed by any Governmental Entity, including all income, corporation, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, stamp duty, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

“Tax Authority“ means any governmental authority (domestic or foreign) responsible for the imposition, administration or collection of any Tax.

“Tax Return” means any original or amended Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Tax Authority.

“Treasury Regulations“ means all regulations of the U.S. Treasury under the Code.

“Warrant Tax Benefit” means, with respect to any Income Tax Return for a Pre-Closing Tax Period ending on the Closing Date or a Straddle Period that includes the Closing Date, any cash Income Tax savings actually realized with respect to such Tax Return that is attributable to the cash out of the Company Warrants on the Closing Date (determined on a “with and without” basis).

Section 9.4 Amendments and Waivers.

(a) Subject to applicable Legal Requirements, the parties hereto may amend this Agreement at any time by execution of an instrument in writing signed by each of Parent, the Company and the Stockholder Representatives.

(b) At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party and specifically referencing the provisions being waived.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 9.5 Entire Agreement; Nonassignability; Parties in Interest.

(a) This Agreement, the Escrow Agreement, the Litigation Management Agreement, the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  In the event of a conflict between the terms of this Agreement and the terms of the Litigation Management Agreement, the terms of the Litigation Management Agreement shall govern and control.  Except as specifically stated in a particular section of this Agreement, and except for the Company Holders, who are intended third party beneficiaries hereunder, including with respect to the receipt of the Merger Consideration pursuant to ARTICLE I, no provision of this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that (x) Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (provided that in any or all cases under this clause (x) Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder); (y) in the event of the death, incapacity or unwillingness to serve of one of the Stockholder Representatives, the other Stockholder Representative shall be entitled to appoint a replacement Stockholder Representative and, in the event of the death, incapacity or unwillingness to serve of both Stockholder Representatives, Company Holders whose Proportionate Shares total more than 50% shall be entitled to appoint one or more replacement Stockholder Representatives, in each case without such consent and with the consent of the appointee(s), upon which appointment the replacement Stockholder Representative(s) shall assume all rights and obligations of the retiring Stockholder Representative(s) hereunder and the retiring Stockholder Representative(s)’ obligations hereunder shall cease and terminate; and (z) each of Parent, Merger Sub and the Company may assign its rights hereunder for collateral security purposes to any lender or lenders (and any agent for any such lender(s)) providing financing to such Person or to any assignee or assignees of any such lender, lenders or agent, in each case pursuant to customary written documentation reasonably satisfactory to the Stockholder Representatives.  Any attempted assignment in violation of this Section 9.5(a) will be void.

(b) At Closing, the Surviving Corporation shall execute a joinder to this Agreement, which will be in form and substance reasonably acceptable to the parties (the “Joinder Agreement”), pursuant to which the Surviving Corporation will assume, and will be obligated with Parent and each other on a joint and several basis, each of Parent’s obligations pursuant to this Agreement and its post-Closing obligations as otherwise set forth in this Agreement.

Section 9.6 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.7 Governing Law; WAIVER OF JURY TRIAL.

THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT DELAWARE LAW MANDATORILY APPLIES TO THE MERGER.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan in New York, New York; (b) each of the parties irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of venue of any such action in any such court, or that any such action brought in any such court has been brought in an inconvenient forum; (c) if any such action is commenced in any such state court, then, to the fullest extent permitted by applicable Legal Requirements, no party shall object to the removal of such action to any such federal court; (d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF; and (e) each of the parties irrevocably consents to service of process anywhere in the world, whether within or without the jurisdiction of any such court, and agrees that service of process as provided in Section 9.2 shall be deemed effective service of process on such party.

Section 9.8 Interpretation.  Matters reflected in the schedules (the “Schedules”) to this Agreement are not necessarily limited to matters required by this Agreement to be reflected in such Schedules.  To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature.  In no event shall any disclosure of additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations or warranties in this Agreement.  Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement.  Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent that such disclosure would apply to such other Sections.  Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business, and no party hereto shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Schedule in any dispute or controversy between the parties hereto as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Company Material Adverse Effect or material adverse effect. No matter or item disclosed on a Schedule relating to a possible breach or violation of any Contract or Legal Requirement shall be construed as an admission or indication that breach or violation exists or has actually occurred.  The parties hereto do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Schedules.  The information set forth in the Schedules was not prepared or disclosed with a view to its potential disclosure to others.  Subject to applicable Legal Requirements, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties hereto or their Affiliates.  Moreover, in disclosing the information in the Schedules, each party hereto expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 9.9 Time of the Essence.  Time is of the essence in this Agreement.

Section 9.10 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.11 Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity, in each case without the necessity of providing any bond or other security in connection with any such order or injunction.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).

Section 9.12 Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.13 Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or electronic mail in “portable document format” (.pdf) form), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.14 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Parent waives and will not assert, and agrees to cause the Company and each Company Subsidiary to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Company Holders or any shareholder, officer, employee or director of the Company or any Company Subsidiary (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel currently representing the Company or any Company Subsidiary in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”), including Davis Polk & Wardwell LLP, John Droney, Hinckley, Allen & Snyder LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

(b) Parent waives and will not assert, and agrees to cause the Company and each Company Subsidiary to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation involving a dispute with Parent or any of its Affiliates, and following the Closing, with the Company or any Company Subsidiary, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Stockholder Representatives have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

COLT DEFENSE LLC By: /s/ Gerald R. Dinkel Name: Gerald R. Dinkel Title: CEO
NEW COLT ACQUISITION CORP. By: /s/ Gerald R. Dinkel Name: Gerald R. Dinkel Title: CEO
NEW COLT HOLDING CORP. By: /s/ Dennis Veilleux Name: Dennis Veilleux Title: President/CEO
/s/ Donald E. Zilkha Donald E. Zilkha, as Stockholder Representative
/s/ Edward L. Koch III Edward L. Koch III, as Stockholder Representative

[Signature Page to Agreement and Plan of Merger]